INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Amendment No. 2

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☒ Preliminary proxy statement.	☐ Confidential, for use of the
Commission only (as permitted by
Rule 14a-6(e)(2).

☐ Definitive proxy statement.

☐ Definitive additional materials.

☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

M-WAVE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

M-WAVE, INC.
1300 Norwood Ave.
Itasca, IL 60143

Dear Fellow Stockholder:

The Annual Meeting of Stockholders (the "Annual Meeting") of M-Wave, Inc. (the "Company" or "M-Wave") will be held at 10:00 AM Central Time on _______, 2008 at 1300 Norwood Ave., Itasca, Illinois 60143. Enclosed you will find a formal Notice of our Annual Meeting, Proxy Card and Proxy Statement, detailing the matters which will be acted upon. Directors and Officers of the Company will be present to help host the meeting and to respond to any questions from our stockholders. I hope you will be able to attend.

Please sign, date and return the enclosed Proxy without delay in the enclosed envelope. If you attend the Annual Meeting, you may vote in person, even if you have previously mailed a Proxy, by withdrawing your Proxy and voting at the meeting. Any stockholder giving a Proxy may revoke the same at any time prior to the voting of such Proxy by giving written notice of revocation to the Secretary of the Company, by submitting a later dated Proxy or by attending the Annual Meeting and voting in person. All shares represented by Proxies will be voted at the Annual Meeting in accordance with the specifications marked thereon, or if no specifications are made, the Proxy confers authority to vote "FOR" (a) the sale of substantially all of our assets to an entity controlled by Joseph A. Turek, who is our Chairman of the Board, President and Chief Operating Officer, and Robert Duke, who is the President of our EMG Division, pursuant to the terms set forth in the Asset Purchase Agreement, dated September 9, 2008, by and among M-Wave International, LLC, M-Wave, Inc., Joseph Turek and Robert Duke; (b) re-election of Bruce K. Nelson and the election of Anthony J. Cataldo to the Board of Directors; and (c) as to any other business which comes before the Annual Meeting, the Proxy confers authority to vote in the Proxy holder's discretion.

After careful consideration, our board of directors has approved the Asset Purchase Agreement and Transaction and determined that it is expedient and for the best interests of M-Wave, Inc., Inc. and its stockholders that M-Wave, Inc. enter into the Asset Purchase Agreement and consummate the Transaction. The Transaction cannot be completed unless, among other things, stockholders holding a majority of the outstanding shares of our common stock approve and adopt the transactions contemplated by the Asset Purchase Agreement.

The Company's Board of Directors believes that a favorable vote for all matters described in the attached Notice of Annual Meeting and Proxy Statement is in the best interest of the Company and its stockholders and recommends a vote "FOR" these matters. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

Thank you for your investment and continued interest in M-Wave, Inc.

Sincerely,

/s/ Joseph A. Turek
Joseph A. Turek
President and Chairman
November ___, 2008

M-WAVE, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Notice is hereby given that the Annual Meeting (the "Annual Meeting") of Stockholders of M-Wave, Inc. (the "Company" or "M-Wave"), a Delaware corporation, will be held at our principal office at 1300 Norwood Ave., Itasca, Illinois 60143 on __________, 2008 at 10:00 a.m., Central Time, for the following purposes:

1.
To approve the sale of substantially all of our assets to M-Wave International LLC, an entity controlled by Joseph A. Turek, who is our Chairman of the Board, President and Chief Operating Officer, and Robert Duke, who is the President of our EMG Divisions, pursuant to the terms set forth in the Asset Purchase Agreement, dated September 9, 2008, by and among M-Wave International, LLC, M-Wave, Inc., Joseph Turek and Robert Duke;

2.	To elect two Class I Directors for a term expiring in 2011;
3.	To consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on _________, 2008, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

Our Board of Directors recommends that you vote FOR the sale of substantially all of our assets; and FOR the election of the Director nominated.

For a period of ten (10) days prior to the Annual Meeting, a stockholders list will be kept at the Company's office and shall be available for inspection by stockholders during usual business hours. A stockholders list will also be available for inspection at the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU SIGN AND RETURN YOUR PROXY WITHOUT SPECIFYING YOUR CHOICES IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors,

/s/ Jeffrey Figlewicz
Jeffrey Figlewicz, Acting Chief Financial Officer
Itasca, Illinois
November __, 2008

THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON
BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY,
CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

M-WAVE, INC.

1300 Norwood Ave.
Itasca, IL 60143

PROXY STATEMENT

The Board of Directors of the Company solicits your proxy for use at the Annual Meeting of Stockholders on _________, 2008, or at any adjournment thereof.  The Proxy Statement and the form of proxy card are being mailed to stockholders commencing on or about ______________, 2008.

INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

Any stockholder who executes and returns a proxy card may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

Record Date

Stockholders of record at the close of business on _________, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.  On August 31, 2008 the Company had 1,813,150 shares of common stock issued and outstanding.

Voting and Solicitation

Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Annual Meeting.  The holders of Common Stock at the close of business on _________, 2008 are entitled to one (1) vote on all matters presented at the meeting for each share held of record.  The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting.  If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained.

With respect to Proposal 1 relating to the sale of substantially all of our assets, the affirmative vote of a majority of our outstanding common stock entitled to vote is required to approve Proposal 1.

For the nominee(s) named in Proposal 2 to be elected as a director, the nominee(s) must receive the vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting.  For the purposes of the election of directors, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote.  Holders of common stock entitled to vote at the meeting do not have cumulative voting rights with respect to the election of Directors.

"Broker non-votes," which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote; provided, however, a broker non-vote will have the same effect as a vote against Proposal 1. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposals 2.

The  expense of  preparing,  printing  and mailing  this Proxy  Statement, exhibits  and the  proxies  solicited  hereby will be borne by the  Company.  In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone or facsimile transmission.  The Company will also request  brokerage firms,  nominees,  custodians and fiduciaries to forward proxy  materials  to the  beneficial  owners of shares of Common  Stock  of record and will provide  reimbursements  for the cost of forwarding the material in accordance with customary charges.

Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred.  In addition to revocation in any other manner  permitted by law,  stockholders  of record giving a proxy may revoke the proxy by an instrument in writing, executed by the  stockholder  or his or her  attorney  authorized  in writing  or, if the stockholder is a corporation, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual  Meeting, or any  adjournments  thereof,  at which  the  proxy is to be used,  or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

Proposals 1 and 2 do not give rise to any statutory right of a stockholder to dissent and obtain the appraisal of, or payment for, such stockholder's shares.

M.A.G. Capital, LLC and Joseph Turek, the holders of approximately 694,465 shares of M-Wave’s common stock, have entered into a voting agreement whereby it has agreed to vote is shares of common in favor of Proposal 1.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES.  PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

SUMMARY TERM SHEET

The Parties (Page __)
The parties to the Asset Purchase Agreement are M-Wave, Inc. (“M-Wave” or the “Company”), a Delaware Corporation, M-Wave International, LLC, an Illinois limited liability company (“M-Wave International”), Joseph A. Turek (“Turek”), who is our Chairman of the Board, President and Chief Operating Officer, and Robert Duke (“Duke”), who is the President of our EMG Divisions.  In this proxy statement, the terms “we”, “us”, “our”, “our Company” and the “Company” refer to M-Wave.

Description of Assets to be Sold and Retained (Page __)
We have agreed to sell to M-Wave International substantially all of the assets pertaining to our current business, including all tangible assets, inventory, accounts receivable, documents, records, files, intangible property. goodwill, causes and rights of action, all telephone and fax numbers, any cash customer deposit, and any cash or cash equivalents. We sometimes collectively refer to these assets as the “Acquired Assets”. We will assign all of our contracts (except certain excluded contracts), leases, and permits necessary to run our business to M-Wave International.  We will retain all corporate books and records, all accounting and tax information, and certain excluded contracts related to insurance policies and employee benefit plans.  In this proxy statement, we sometimes refer to the sale contemplated by the Asset Purchase Agreement as the “Transaction”.

Description of Liabilities to be Assumed and Retained (Page __)
In connection with the purchase of the Acquired Assets, M-Wave International will assume certain liabilities related to our business, which we sometimes refer to as the “Assumed Obligations.” The Assumed Obligations include debts, claims, obligations and liabilities of M-Wave, including those related to (i) violations of environmental laws or hazardous substances, (ii) violation of employment laws or matters and claims for compensation and severance, and (iii) product warranties made by M-Wave.

M-Wave will retain the liabilities related to the costs, expenses, liabilities and obligations under certain excluded contracts, including contracts related to insurance policies and employee benefit plans, liabilities and obligations related to violations or alleged violations of state or federal securities laws, and liabilities relating to our Series A and B preferred stock.

We will not be obligated to pay any severance payments, change in control payments or payments pursuant to any employee benefit plan to our current employees or directors, including Messrs. Turek and Duke, as a result of the Transaction.  In addition, the Transaction will not cause the acceleration of the vesting schedule of any outstanding stock options.

Reasons for the Transaction (Page __)
The Company has, as a publicly reporting entity, been losing approximately $30,000 per month throughout the calendar year 2008.  As such, the Board of M-Wave believes it could not continue to operate without an infusion of capital. The availability of capital has been generally constrained in the presence of continuing losses and in light of M-Wave’s de-listing from Nasdaq on April 1, 2008.

Consideration/Use of Proceeds (Page __)
As consideration for the Transaction, M-Wave International agreed to loan the sum of $500,000 to M-Wave forty-five (45) days after the signing of the Asset Purchase Agreement.  On October 27, 2008, M-Wave’s Board of Directors agreed to extend the deadline for receipt of the loan proceeds until December 1, 2008.  The funds are to be used for working capital in the ordinary course of business.  The advance is evidenced (1) a promissory note given by M-Wave in favor of M-Wave International; and (2)a security interest in substantially all of the assets of M-Wave.  Upon the completion of the Transaction, M-Wave International will assume M-Wave’s obligations under the promissory note and security agreement.  In addition, at closing, M-Wave International will pay to M-Wave $500,000 cash.

We intend to use the proceeds of the loan for working capital, and the proceeds of the cash consideration to pay anticipated expenses in a future business combination, and to settle retained liabilities in the amount of approximately $425,000.  Upon the settlement of our liabilities, we anticipate there will be approximately $75,000 in remaining proceeds. In order to consummate a future business transaction, we may need to raise additional funds, although there can be no assurances that such funds will be available on favorable terms, if at all.

Terms of the Asset Purchase Agreement (Page __)
The Asset Purchase Agreement is the primary legal document governing the rights and obligations of M-Wave, M-Wave International, Turek and Duke. In the Asset Purchase Agreement, we make certain representations and warranties and agree to perform or to refrain from performing certain actions. You are encouraged to carefully read the Asset Purchase Agreement, a copy of which is attached as Annex I to this proxy statement.

Representations and Warranties (Page __)
Under the Asset Purchase Agreement, we have made a number of customary representations and warranties regarding and governing the operation of our business prior to the closing.

Covenants  (Page __)
Under the Asset Purchase Agreement, the parties have given a number of customary covenants, including taking all actions necessary to consummate the Transaction and to use commercially reasonable efforts to obtain all required consents and approvals to effect the Transaction.  We have covenanted to terminate the employment of certain employees, and M-Wave International has covenanted to hire such employees.  We have agreed to hold this meeting for the purposes of obtaining stockholder approval to effect the sale of substantially all of our assets (unless doing so would be deemed in consistent with the fiduciary duties of the Board of Directors of M-Wave, and we have agreed to purchase a six (6) year extended reporting period endorsement under our existing directors and officers’ liability insurance coverage.

Conditions to Completion of the Transaction  (Page __)
Each party’s obligations to consummate the Transaction are subject to the prior satisfaction or waiver of a number of closing conditions, including the following: the representations and warranties of the parties to the transaction shall be true and correct, each party shall have performed or complied with all of its covenants, obligations and agreements required by the Asset Purchase Agreement on or before the closing date, and each party shall have delivered to the other party the documents required by the Asset Purchase Agreement.

M-Wave’s obligations to effect the Transaction contemplated by the Asset Purchase Agreement are subject to the prior satisfaction or waiver of one additional condition, which is the approval of M-Wave’s stockholders.

Termination of the Asset Purchase Agreement (Page __)
The Asset Purchase Agreement may be terminated by the mutual written consent of M-Wave and M-Wave International, or by either party if the closing shall not have occurred by December 31, 2008 (unless extended), if any governmental authority issues an order, decree or ruling prohibiting the Transaction, if our stockholders do not approve the sale of substantially all of our assets, or by either party as a result of a breach of any representation, warranty or covenant by the other party (subject to certain qualifications).  If the Transaction is terminated, we are obligated to pay to M-Wave International a break-up fee of $25,000.

Opinion of M-Wave’s Financial Advisor (Page __)
In connection with the transaction, we obtained the opinion of B. Riley & Company that the consideration received pursuant to the Asset Purchase Agreement is fair to our stockholders.  The financial analysis was completed by our financial advisor based upon the terms originally proposed by Messrs. Turek and Duke on May 22, 2008.  Upon their submission of a revised proposal on July 25, 2008, our financial advisor believed such revised terms were not materially less beneficial to our company, and was able to render its opinion on the revised terms. Our financial advisor did not complete a new analysis based upon the new terms.

Interests of Certain Persons in the Transaction (Page __)
M-Wave International is controlled by Joseph A. Turek, who is our Chairman of the Board, President and Chief Operating Officer, and Robert Duke, who is the President of our EMG Division. The Asset Purchase Agreement provides for M-Wave to purchase a six (6) year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage for the benefit of M-Wave’s directors and officers, including Mr. Turek and Mr. Duke.

Tax Consequences of the Transaction (Page __)
The sale of assets by M-Wave pursuant to the Asset Purchase Agreement will be a taxable transaction for United States federal income tax and state tax purposes with respect to M-Wave as discussed in this proxy statement.  We believe that any gain will be offset by M-Wave’s net operating loss, and thus the proceeds from this offering will not be used to satisfy any tax liability incurred thereby. The holders of M-Wave’s common stock, Series A Preferred Stock and Series B Preferred Stock will not recognize any gain or loss due to the Transaction.

Regulatory Approvals  (Page __)
No regulatory approvals are required for this transaction.

No Appraisal or Dissenters’ Rights  (Page __)
Holders of stock are not entitled to appraisal or dissenters’ rights in connection with the Transaction under the Delaware General Corporation Law, our Articles of Incorporation, or our Bylaws.  Other rights or actions may exist under federal law or state securities law for stockholders who are aggrieved by the proposed Transaction generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Vote Required to Approve the Transaction  (Page __)
The Transaction requires approval and adoption by the holders of a majority of the outstanding shares of our common stock entitled to vote on the Transaction. If we fail to obtain the requisite vote for the proposal, we will not be able to consummate the Transaction

Recommendation of our Board of Directors (Page __)
After careful consideration, our Board of Directors recommends that you vote FOR the proposal to approve the sale of substantially all our assets (Proposal No. 1) pursuant to the terms of the Asset Purchase Agreement.  Our Board of Directors has determined that it is expedient and for the best interests of M-Wave, Inc., and its stockholders that M-Wave, Inc. enters into the Asset Purchase Agreement and consummates the Transaction.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The pro forma financial information presented below reflects the sale of M-Wave’s current operations in the Transaction. In addition, the information reflects the financial results for the assets to be sold for the two most recent fiscal years.

At the effective time of the Transaction, M-Wave will sell substantially all of its assets pertaining to its current operations to M-Wave International for consideration of a $500,000 loan, evidenced by a promissory note, and $500,000 payable at the closing of the Transaction. M-Wave will retain certain liabilities, primarily certain historical legal costs of approximately $300,000 and cost of a directors and officers tail policy of approximately $125,000; however, its liability under the promissory note will be extinguished.

The historical financial information on which the pro forma statements are based is included in our Annual Report on Form 10-KSB for the fiscal years ended December 31, 2007 and December 31, 2006, originally filed on May 31, 2008 (as amended on September 19, 2008) and April 2, 2007 (as amended on October 22, 2007), respectively and our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2008 filed on November 13, 2008. In creating the pro forma information, it was assumed that all revenues, cost of goods sold and sales expenses will be eliminated as a result of the transaction.  Administrative expenses such as operating salaries, rent, telephone, IT, etc. will also be eliminated.  Costs of corporate executives, board fees, legal and audit costs, franchise taxes, directors and officers liability insurance, and listing fees will remain with the corporate entity as presented in the pro forma financials.  Costs associated with the transactions have been excluded from presentation of the statements of operations, but are included in the pro forma consolidated balance sheet.  No other significant assumptions are included in the pro forma financial information. All other adjustments are of an historical nature. The pro forma financial information should be read in conjunction with our historical consolidated financial statements.

THE PRO FORMA INFORMATION PRESENTED IS NOT NECESSARILY INDICATIVE OF THAT WHICH WOULD HAVE BEEN ATTAINED HAD THE ASSET SALE OCCURRED AT AN EARLIER DATE.

M-Wave, Inc.
Pro Forma Condensed Statement of Operations
For the Nine Months Ended September 30, 2008
(unaudited)

	Nine Months Ended September 30, 2008
	As Reported	Pro Forma Adjustments		Pro Forma, As Adjusted

Net Sales	$9,267,972	($9,267,972	) (A)	$0
Cost of Goods Sold	7,078,101	(7,078,101	) (A)	0
Gross profit	2,189,871	(2,189,871)		0

Operating Expenses:
General and administrative	2,094,573	(1,208,378	) (A)	886,195	(F-G)
Selling and marketing	591,897	(591,897	) (A)	0
Total operating expenses	2,686,470	(1,800,275)		886,195

Net loss	$(496,599)	$389,596		$(886,195)

Net loss per share, basic and diluted	$(0.27)			$(0.49)
Weighted average shares outstanding	1,813,150			1,813,150

M-Wave, Inc.
Pro Forma Condensed Combined Balance Sheet
(unaudited)
	September 30,	Pro Forma		Pro Forma,
	2008	Adjustments		As Adjusted
ASSETS	(As Reported)
CURRENT ASSETS:
Cash and cash equivalents	$223,759	($223,759	)(A)	$500,000	(B)
Accounts receivable, net	1,202,381	(1,202,381	) (A)	-
Inventories, net	2,014,322	(2,014,322	) (A)	-
Prepaid expenses and other assets	61,106	(61,106	) (A)	-
Total current assets	3,501,568	(3,501,568)		500,000
EQUIPMENT:
Equipment	424,910	(424,910	) (A)	-
Less accumulated depreciation	(289,856)	289,856	(A)	-
Equipment, net	135,054	(135,054)		-
TOTAL	$3,636,622	$(3,636,622)		$500,000

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,423,528	($2,123,528) (A)		$300,000	(C)
Accrued expenses	214,428	(214,428	) (A)	125,000	(C)
Total current liabilities	2,637,956	(2,337,956)		425,000

STOCKHOLDERS' EQUITY:
Convertible Preferred stock, $100 par value	7,499,597	-		7,499,597	(D)
Common stock, $.005 par value	11,236	-		11,236	(D)
Additional paid-in capital	14,472,958	(923,666	) (A)	13,549,292	(D) (E)
Accumulated deficit	(18,699,955)	-		(18,699,955	) (D)
Treasury stock, at cost	(2,285,170)	-		(2,285,170	) (D)
Total stockholders' equity	998,666	(923,666)		75,000
TOTAL	$3,636,622	$(3,261,622)		$500,000

M-Wave, Inc.
Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2007
(unaudited)

	For the Year Ended December 31, 2007
	As Reported	Pro Forma Adjustments		Pro Forma, As Adjusted

Net Sales	$11,600,535	($11,600,535	) (A)	$0
Cost of Goods Sold	8,763,088	(8,763,088	) (A)	0
Gross profit	2,837,447	(2,837,447)		0

Operating Expenses:
General and administrative	3,515,616	(1,203,426	) (A)	2,312,190	(F)
Selling and marketing	860,564	(860,564	) (A)	0
Total operating expenses	4,376,180	(2,063,990)		2,312,190

Net loss	$(1,538,733)	$773,457		$(2,312,190)

Net loss per share, basic and diluted	$(0.86)			$(1.29)
Weighted average shares outstanding	1,796,657			1,796,657

M-Wave, Inc.
Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2006
(unaudited)

	For the Year Ended December 31, 2006
	As Reported	Pro Forma Adjustments		Pro Forma, As Adjusted

Net Sales	$9,762,154	($9,762,154	) (A)	$0
Cost of Goods Sold	7,275,029	(7,275,029	) (A)	0
Gross profit	2,487,125	(2,487,125)		0

Operating Expenses:
General and administrative	3,976,044	(1,412,288	) (A)	2,563,756	(F)
Selling and marketing	820,650	(820,650	) (A)	0
Total operating expenses	4,796,694	(2,232,938)		2,563,756
Operating loss	(2,309,569)	254,187		(2,563,756)

Interest Expense	(419,028)	419,028	(H)	0
Loss from continuing operations	(2,728,597)	673,215		(2,563,756)

Dividends on preferred stock	(235,943)	235,943	(I)	0
Loss available to common shareholders	$(2,964,540)	$909,158		$(2,563,756)

Net loss per share, basic and diluted	$(1.85)			$(1.60)
Weighted average shares outstanding	1,604,794			1,604,794

Acquired Assets
Pro Forma Condensed Statement of Operations
(unaudited)

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006

Net Sales	$9,267,972	$11,600,535	$9,762,154
Cost of Goods Sold	7,078,101	8,763,088	7,275,029
Gross profit	2,189,871	2,837,447	2,487,125

Operating Expenses:
General and administrative	1,208,378	1,203,426	1,412,288
Selling and marketing	591,897	860,564	820,650
Total operating expenses	1,800,275	2,063,990	2,232,938

Net income	$389,596	$773,457	$254,187

Acquired Assets
Pro Forma Condensed Balance Sheet
(unaudited)

September 30,
2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$223,759
Accounts receivable, net	1,202,381
Inventories, net	2,014,322
Prepaid expenses and other assets	61,106
Total current assets	3,501,568
EQUIPMENT:
Equipment	424,910
Less accumulated depreciation	(289,856)
Equipment, net	135,054
TOTAL	$3,636,622

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,123,528
Accrued expenses	214,428
Note payable	-
Total current liabilities	2,337,956

STOCKHOLDERS' EQUITY:
Additional paid-in capital	1,298,666
Total stockholders' equity	1,298,666
TOTAL	$3,636,622

Footnotes
(A)	To reflect the sale of the sale of the assets and liabilities as of the beginning of the respective period presented.
The pro forma adjustments reflect the carrying value of the assets and liabilities as of the respective reporting period.
(B)	Reflects cash received for purchase of operating assets
(C)	Reflects liabilities not assumed in sale of operating assets (legal costs - $300,000; D&O insurance $125,000)
(D)	Reflects remaining equity after sale of operating assets
(E)	Material nonrecurring charges of approximately $50,000 for professional fees are included in the pro forma balance sheet presentation
(F)
To reflect costs of public entity, including executive salaries, legal and audit costs, director fees, director and officer liability insurance, stock compensation expense, franchise taxes, and listing fees

(G)	Material nonrecurring charges related to the transaction of approximately $50,000 for professional fees not included
(H)	To eliminate interest expense
(I)	To eliminate dividends on preferred stock

QUESTIONS AND ANSWERS ABOUT THE
        THE ASSET PURCHASE AGREEMENT AND THE ANNUAL MEETING

Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

1.     WHAT AM I BEING ASKED TO VOTE ON AT THE ANNUAL MEETING?

You are being asked to consider and vote on three proposals: 1) a proposal to approve and adopt the sale of substantially all of the assets to M-Wave International pursuant to the Asset Purchase Agreement among M-Wave, M-Wave International, Turek and Duke (for consideration of a loan of $500,000, such liability to be assumed by the purchasers at closing, and an additional $500,000 in cash); 2) a proposal to elect two Class I Directors to serve until the 2011 annual meeting; and 3) a proposal to transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

2.     WHAT DOES IT MEAN TO SELL SUBSTANTIALLY ALL OF THE ASSETS RELATING TO OUR BUSINESS?

We are proposing to sell to M-Wave International substantially all of the assets relating to our historical business, including all tangible assets, inventory, accounts receivable, documents, records, files, intangible property, goodwill, causes and rights of action, all telephone and fax numbers, any cash customer deposit, and any cash or cash equivalents.  We will assign all of our contracts (except certain excluded contracts), leases, and permits necessary to run our business.

3.     WHAT WILL HAPPEN IF THE TRANSACTION IS APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

If the Transaction pursuant to the Asset Purchase Agreement is approved and adopted by our stockholders, we will sell substantially all of the assets relating to our business to M-Wave International under the terms of the Asset Purchase Agreement, as more fully described in this proxy statement. In connection with the Transaction, we have made certain covenants, representations and warranties, as more fully described in this proxy statement. Following the sale of the assets relating to our business, we will have no immediate significant operating product or services business.  We will operate as a shell company and look to enter into one or more business combinations with an operating business. At this time we are not having any significant negotiations for any potential business combinations with an operating business.  Our new Director, Anthony Cataldo, was brought on to investigate post-transaction combinations, focusing on opportunities within the alternative energy segment. While our board of directors has examined, and continues to examine several business combination opportunities, the Company has not signed a letter of intent nor a definitive agreement with respect to a possible business combination.

4.     WHAT WILL HAPPEN IF THE TRANSACTION IS NOT APPROVED AND ADOPTED BY OUR STOCKHOLDERS?

If the Transaction is not approved by our stockholders, we will not sell our assets to M-Wave International and we will continue to conduct our business in the ordinary course and evaluate all available strategic alternatives.

5.     WHEN IS THE TRANSACTION EXPECTED TO BE COMPLETED?

If the Transaction pursuant to the Asset Purchase Agreement is approved and adopted at the annual meeting, we expect to complete the Transaction as soon as practicable after all of the conditions in the Asset Purchase Agreement have been satisfied or waived. M-Wave and M-Wave International are working toward satisfying the conditions to closing and completing the Transaction as soon as reasonably possible. We expect to be able to complete the Transaction by December 31, 2008.

6.     HOW WAS THE PURCHASE PRICE FOR THE ASSETS DETERMINED?

The purchase price for the assets proposed to be sold to M-Wave International was negotiated between representatives of M-Wave, including its independent Directors, and representatives of M-Wave International. The Company also actively sought other purchasers through B. Riley & Company, the Company’s financial consultant. After considering the financial capabilities of other potential buyers and their respective levels of interest, we determined that M-Wave International’s offer provided the best value for the Company and its stockholders.

7.     AM I ENTITLED TO APPRAISAL OR DISSENTERS’ RIGHTS IN CONNECTION WITH THE TRANSACTION?

No. Delaware law does not provide for stockholder appraisal or dissenters’ rights in connection with the sale of the Company's assets. Other rights or actions may exist under federal law or state securities law for stockholders who are aggrieved by the proposed Transaction generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

8.     WHAT WILL HAPPEN TO MY M-WAVE SHARES IF THE TRANSACTION IS APPROVED?

The Transaction will not alter the rights, privileges or nature of the outstanding shares of M-wave. A stockholder who owns shares of M-Wave common stock or preferred stock immediately prior to the closing of the Transaction will continue to hold the same number of shares immediately following the closing. It is possible that the Board may later determine to redeem part or all of the outstanding preferred stock which would eliminate those preferred shares so redeemed and decrease the obligation the Company has under such shares.

9.     HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSAL?

The board of directors recommends that you vote FOR the proposal to approve and adopt the Transaction pursuant to the Asset Purchase Agreement.

10.   HOW DO I VOTE?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the annual meeting.

11.   CAN I CHANGE MY VOTE?

Yes.

If you are a stockholder of record (other than MAG), you may change your proxy instructions at any time before your proxy is voted at the annual meeting. Proxies may be revoked by taking any of the following actions:

•	filing a written notice of revocation with our corporate secretary at our principal executive office ;

•	filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

•	attending the annual meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

If you are a beneficial owner of our stock (other than MAG), you must contact your nominee as the procedure required to revoke your proxy.

12.   WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

13.   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

14.   WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Only holders of record of our common stock as of the close of business on _________, 2008 are entitled to vote at the annual meeting.

15.   HOW MANY SHARES WERE OUTSTANDING ON THE RECORD DATE?

Each share of common stock is entitled to one vote. At the close of business on the record date, _________, 2008, the Company had 1,813,150 shares of common stock outstanding and entitled to vote. As of _________, 2008, the shares of voting stock directly controlled or indirectly controlled in a brokerage account held by MAG and Joseph Turek represent approximately 38.3% of the voting power of our stock. A stockholder may vote: (a) shares that are held of record directly in the stockholder's name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee.

16.   WHAT IS A "QUORUM" FOR PURPOSES OF THE ANNUAL MEETING?

In order to conduct business at the annual meeting, a quorum must be present. A "quorum" is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

17.   WHAT VOTE IS REQUIRED TO APPROVE PROPOSAL 1?

Once a quorum has been established, for the Transaction to be approved and adopted, the holders of a majority of our outstanding common stock eligible to vote must vote FOR the proposal.

If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of M-Wave common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of M-Wave common stock is required to approve the sale of substantially all of our assets and adopt the Transaction and the Asset Purchase Agreement, if you fail to provide your broker with instructions on how to vote your shares, your vote will have the effect of a vote cast against the proposal to approve and adopt the Transaction pursuant to the Asset Purchase Agreement.

18.   WHAT HAPPENS IF I ABSTAIN?

Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will have the effect of a vote cast against Proposal 1.

19.   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement to (i) approve and adopt the Asset Purchase Agreement, (ii) elect a nominee to the Board of Directors and (iii) transact any other business properly presented at the annual meeting, your signed proxy card in favor of transacting such business gives authority to the proxy holders, Joseph Turek and Jeffrey Figlewicz, to vote on such matters.

20.   WHO WILL BEAR THE COST OF THIS SOLICITATION?

M-Wave will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock, beneficially owned by others, so that they may forward these proxy materials to the beneficial owners. We may solicit proxies by personal interview, mail, telephone and electronic communications. M-Wave has not retained a proxy solicitor to assist with the solicitation of proxies for the annual meeting. Our directors, officers, and employees (acting without additional compensation) may assist in soliciting proxies by telephone, email, or direct contact. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Those statements herein that involve expectations or intentions (such as those related to the closing of the Transaction contemplated by the Asset Purchase Agreement) are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of our stockholders; business disruptions resulting from the announcement of the Transaction; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in our filings with the SEC, including the annual report on Form 10-KSB, as amended, for the year ended December 31, 2007. All forward-looking statements are effective only as of the date they are made and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROPOSAL 1
APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS
RELATED TO OUR EXISTING BUSINESS

 At the M-Wave annual meeting, M-Wave stockholders will be asked to vote upon a proposal to approve the Asset Purchase Agreement entered into on September 9, 2008 by and among M-Wave, Inc., M-Wave International, Joseph A. Turek and Robert Duke, pursuant to which we will sell substantially all of the assets used in our existing business to M-Wave International. M-Wave International is controlled by Joseph A. Turek, who is our Chairman of the Board, President and Chief Operating Officer, and Robert Duke, who is the President of our EMG Division. We refer to the transaction contemplated by the Asset Purchase Agreement as the “Transaction.” The summary of the Asset Purchase Agreement and Transaction set forth below is not complete and is qualified in its entirety by reference to the Asset Purchase Agreement attached as Annex I hereto. M-Wave stockholders should read carefully the Asset Purchase Agreement in its entirety, as it is the legal document that governs the Transaction.

The Parties

M-Wave, Inc.
1300 Norwood Ave.
Itasca, Illinois 60143
(630) 562-5550

We are a value added service provider of high performance printed circuit boards used in a variety of digital and high frequency communications applications for a variety of telecommunications and industrial electronics applications. As described elsewhere in this Proxy Statement, immediately following the Transaction, M-Wave will have no operating products or service business. M-Wave was incorporated on January 31, 1992. On April 1, 1992, M-Wave completed its initial public offering, or IPO. M-Wave’s common stock is currently listed on the OTC BB under the symbol “MWAV.OB” and began trading on April 2, 1992.

M-Wave International, LLC
1300 Norwood Ave.
Itasca, Illinois 60143
(630) 562-5550

M-Wave International was formed under the laws of Illinois for the sole purpose of acquiring the assets and liabilities related to M-Wave’s existing business in the Transaction and operating such business following completion of the Transaction. M-Wave International is controlled by Joseph A. Turek, who is our Chairman of the Board, President and Chief Operating Officer, and Robert Duke, who is the President of our EMG Division.

Description of the Assets to be Sold and Retained

Assets to be Sold to M-Wave International

Subject to and upon the terms and conditions set forth in the Asset Purchase Agreement, M-Wave has agreed to sell to M-Wave International substantially all of the assets relating to the existing business of M-Wave which we sometimes refer to as the “Acquired Assets.” The Acquired Assets include the following:

•
Tangible assets, including all equipment, computers, furniture, fixtures, samples marketing material and other tangible personal property used in the business, including the rights to leased equipment;

•	Inventory, including all raw materials, work in process and finished goods inventories, and supplies and packaging used in the business;

•	Accounts receivable, trade receivables, prepaid assets and other receivables;

•	Documents, records and files, whether in tangible or electronic format;

•	Intangibles, including all intellectual property used in the business;

•	Goodwill, causes of action, rights in action and other similar claims;

•	Telephone and fax numbers used in the business;

•	Cash and cash equivalents;

•	Customer deposits; and

•	Other assets, including prepaid expenses and lease, utility and other deposits, guaranties, letters of credit and other securities held by M-Wave.

Assets to be Retained by M-Wave

We will retain all assets relating to our business not sold to M-Wave International, including the following:

•	All corporate books and records, including stock ledgers and corporate minute books;

•	All accounting and tax information and records, including all tax returns;

•	Certain excluded contracts, including those related to insurance policies and our employee benefit plan.

Description of Liabilities to be Assumed and Retained

Liabilities to be Assumed by M-Wave International

In connection with the purchase of the Acquired Assets, M-Wave International will assume certain liabilities related to our business, which we sometimes refer to as the “Assumed Obligations.” The Assumed Obligations include debts, claims, obligations and liabilities of M-Wave, including those related to (i) violations of environmental laws or hazardous substances, (ii) violation of employment laws or matters and claims for compensation and severance, (iii) product warranties made by M-Wave and (iv) the $500,000 loan to be given by M-Wave International forty-five (45) days after the signing of the Asset Purchase Agreement.

Liabilities to be Retained by M-Wave

M-Wave will retain the following liabilities in the Transaction:

•	Costs, expenses, liabilities and obligations under certain excluded contracts, including contracts related to insurance policies and employee benefit plans.

•	Liabilities and obligations related to violations or alleged violations of state or federal securities laws.

•	Liabilities and obligations of M-Wave related to prior legal fees incurred.

•	Liabilities relating to the termination of employment of M-Wave’s employees; and

•	Liabilities pertaining to our Series A and Series B Preferred Stock.

These liabilities amount to approximately $300,000, primarily attributable to legal fees incurred in connection with a prior proposed business combination.  In addition, we anticipate spending approximately $125,000 on insurance premiums payable under the retained insurance policies, including the Director and Officer insurance policy we must purchase in connection with the Agreement. No proceedings relating to violations or alleged violations of state or federal securities laws are pending or, to the Company’s knowledge, threatened.

We will not be obligated to pay any severance payments, change in control payments or payments pursuant to any employee benefit plan to our current employees or directors, including Messrs. Turek and Duke, as a result of the Transaction.  In addition, the Transaction will not cause the acceleration of the vesting schedule of any outstanding stock options.

We have also agreed to retain any liabilities with respect to our Series A and Series B preferred Stock.  As our Series A preferred stock does not require us to pay dividends and our Series B preferred stockholders had previously waived dividends payable until December 31, 2009, we will not use any of the proceeds of the Transaction to redeem our outstanding preferred stock or to pay dividends on the Series B preferred stock.

Background

The Board of Directors and senior management of M-Wave regularly discuss M-Wave’s business and strategic direction. The Board of Directors had established a special committee consisting of Messrs. Nelson, Norem and Castagna (collectively, the “Special Committee”), to evaluate a possible merger with a third party. We believe Messrs. Nelson, Norem and Castagna are considered independent under Section 10A(3) of the Exchange Act of 1934. On January 26, 2007, M-Wave entered into a merger agreement (the “Merger Agreement”) with Ocean Merger Sub Inc., a Delaware corporation (“Merger Sub”), Sunfuels Inc., a Colorado corporation (“Sunfuels”), and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”).  The Merger Agreement provided in part that M-Wave would pursue the sale of its existing business to a third party.   The closing of the merger agreement was made contingent upon such sale, and such sale was contingent upon the closing of the merger and terminated when the merger was discontinued.

In February 2007, Joseph A. Turek and Robert Duke entered into preliminary discussions with M-Wave regarding the purchase of its existing business. The parties continued preliminary discussions regarding such transaction through early April 2007. Additionally, M-Wave engaged B. Riley & Co. to locate other potential purchasers to acquire M-Wave’s existing business. B. Riley identified ten (10) potential strategic investors and ten (10) potential financial investors that were deemed to be suitable for soliciting indications of interest as buyers for M-Waves existing business. The list of strategic investors consisted largely of companies that are industry participants and the list of financial investors consisted largely of private equity firms that are actively involved in acquisition activities. B. Riley assisted M-Wave in developing a summary descriptive memorandum, which served as the primary marketing document. B. Riley made repeated attempts to solicit interest via phone calls and e-mail in conjunction with distributing the memorandum to these entities. The market test for both the strategic investors and financial investors yielded no competing interest for M-Wave’s existing business.

In June 2007, M-Wave, M-Wave International, Mr. Turek and Mr. Duke agreed upon the initial terms and conditions of the asset purchase agreement (the “Prior Agreement”). The amount and type of consideration was agreed upon as a result of a series of negotiations between the Special Committee and Messrs. Turek and Duke.  Several drafts of the definitive agreements were exchanged by the parties.

Pursuant to the Prior Agreement, M-Wave International agreed to deliver to M-Wave 300,000 shares of M-Wave common stock, subject to adjustment for stock splits, reverse stock splits, stock dividends or similar transactions. In addition, M-Wave International agreed to deliver cash or additional shares of M-Wave common stock to M-Wave if M-Wave’s working capital exceeded $770,000 at the closing of the Asset Sale. The determination of whether to pay cash or deliver shares of common stock was to be made by M-Wave International in its sole discretion. For the purposes of the Prior Agreement, working capital excluded current assets and liabilities that were to be retained by M-Wave and not transferred to or assumed by M-Wave International, and excluded the $200,000 that SunFuels had agreed to reimburse M-Wave for costs incurred in connection with the Merger Agreement pursuant to the second amendment to the Merger Agreement. If working capital exceeded $770,000, the excess could have been paid in a combination of (i) cash and/or (ii) by delivery of shares of M-Wave common stock with each such share valued at $3.00 per share, rounded to the nearest whole share. As of September 30, 2007, M-Wave had working capital of approximately $1,248,000, excluding current assets and liabilities that are being retained by M-Wave and not being transferred to or assumed by M-Wave International in the Asset Sale. Accordingly, if the transactions contemplated by the Prior Agreement closed as of September 30, 2007, M-Wave International would have been required to deliver cash or additional shares of M-Wave common stock to M-Wave beyond the base 300,000 shares as described above.

    M-Wave expected that the shares of M-Wave common stock that M-Wave International would have delivered to M-Wave in the transaction were or will be contributed to M-Wave International by Mr. Turek, or would have been delivered by Mr. Turek on behalf of M-Wave International. Mr. Turek, a founder of M-Wave, acquired the 300,000 shares as founders’ shares for nominal consideration in 1992.

B. Riley opined that both the Merger Agreement and the Prior Agreement were fair, from a financial point of view, to M-Wave.

On July 12, 2007, M-Wave’s Board of Directors held a meeting to consider and take action on the proposed transaction. M-Wave’s senior management and legal and financial advisors provided updates regarding the final terms of the proposed Prior Agreement and related agreements. Also at this meeting, B. Riley reviewed with M-Wave’s Board of Directors its financial analysis of the proposed Transaction and rendered to M-Wave’s Board of Directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 12, 2007.

Following deliberations, on July 12, 2007, M-Wave’s Board of Directors,  without the vote of Joseph A. Turek, unanimously approved the Prior Agreement and the transactions contemplated by that agreement, and resolved to recommend that its stockholders vote to approve such transactions.

On July 20, 2007, the parties executed the Prior Agreement, and M-Wave announced the transaction in a press release issued on July 20, 2007.

On December 3, 2007, the parties executed an amendment to the Prior Agreement, extending the termination date to January 31, 2008.

On December 14, 2007, the parties executed a second amendment to the Prior Agreement, which provided that M-Wave International can deliver cash or additional shares of M-Wave common stock if M-Wave’s working capital exceeds $770,000 at the closing of the Transaction, and that the determination of whether to pay cash or deliver shares of common stock shall be made by M-Wave International in its sole discretion.

On January 31, 2008, the Merger Agreement expired. On February 1, 2008, the Company’s Board of Directors voted to terminate the merger agreement due to a material adverse change in the operations of Blue Sun relating primarily to the calling of a promissory note made by Blue Sun.  The calling of the note by Blue Sun’s lender raised serious questions about Blue Sun’s financial viability.  Accordingly, M-Wave’s directors deemed the transaction with Blue Sun to no longer be in the best interest of M-Wave’s stockholders and voted to terminate this transaction.

On February 8, 2008, the Prior Agreement signed on July 20, 2007, by and among the Company, M-Wave International, Turek, and Duke, was terminated by the Company’s Board of Directors. The Prior Agreement was contingent upon the closing of the transactions contemplated by the Merger Agreement and therefore terminated when the Merger Agreement was terminated. The Board also authorized payment of the $30,000 termination fee.

The Special Committee was aware that M-Wave’s current business did not generate sufficient income to cover the costs associated with being a public company.  In the past, M-Wave had covered this difference by raising funds through the sale of equity securities. On April 1, 2008, M-Wave was de-listed from Nasdaq.  This fact, combined with M-Wave’s continuing losses, resulted in M-Wave’s inability to raise additional funds in this manner.  Therefore it was determined that it would be advisable to sell the assets of the Company and operate as a shell company on the OTC BB until it could locate a suitable business combination candidate.

On May 22, 2008, Mr. Turek and Mr. Duke submitted a proposal to the board to acquire the M-Wave business, which proposal was extended and amended on July 25, 2008.    The material terms of the Prior Proposal were for M-Wave International to pay $500,000 in cash at closing; delivery of Mr. Turek’s 344,750 common shares and 50,000 outstanding options at closing; delivery of Mr. Duke’s 25,000 outstanding options at closing; and a $200,000 promissory note with a two year term and an interest rate of prime plus 2%.  The letter of intent was valid for 30 days and was subsequently extended for an additional 30 day period, until July 22, 2008. In response to receipt of this proposal, the Board of M-Wave engaged B. Riley to conduct a market test and to render a fairness opinion, if appropriate. The extension of the original proposal was primarily made to allow B. Riley to perform a completely thorough fairness opinion that would include trying to find alternative bids for the business.

B. Riley conducted a market test for M-Wave’s existing business by soliciting competing interest from various potential strategic and financial acquirers beginning in early May of 2008 through mid-July 2008.  B. Riley approached potential acquirers in 3 categories: 1) strategic buyers – buyers who operating the same or similar business to M-Wave, possessing strong industry knowledge seeking potential operational and strategic synergies; 2) financial buyers – firms actively engaged in acquisitions of middle market companies, primarily in the Midwest; and 3) strategic intermediaries – agents for Chinese companies who might view M-Wave’s business complementary to their existing business, and or those seeking a pathway to becoming a public entity by way of a merger with an existing public entity.

B. Riley identified eight (8) potential strategic investors, four (4) potential financial investors, and four (4) potential strategic intermediaries.   The list of strategic investors consisted largely of companies that are industry participants; the list of financial investors consisted of largely of private equity firms headquartered in the Midwest; and the list of strategic intermediaries consisted primarily independent investment banks that actively engage in merger and acquisition activities, including reverse mergers of public companies.  Prior to conducting this market test, M-Wave did not receive any unsolicited indications of interest for its existing business not did it receive any unsolicited competing bids subsequent to having received a non-binding letter of intent from Joseph A. Turek and Robert Duke.

Of the eight (8) strategic buyers, only three (3) expressed some interest.  In each of these three (3) cases, however, the strategic buyer clearly viewed the value of the business itself as secondary relative to the relationships of management with customers and manufacturers.  None put forth proposals after evaluating the situation.  B. Riley also approached four (4) financial buyers which are actively engaged in acquiring middle-market companies, primarily in the Midwest and which might have a strategic fit with an existing portfolio company. Of the four (4) approached, three (3) responded with no interest, in part due to the service nature of the Company.  The fourth did not respond to the solicitation.  Finally, B. Riley approached four agents for Chinese companies, which have extensive exposure to potential merger candidates.  There has been no interest expressed by them to date.

Between May 22 and July 25, 2008, the existing business continued to deplete its existing cash resources, and the need for financing of the Company’s working capital before the deal could be consummated became evident.  In early July, Mr. Turek determined that the Company would require an infusion of capital in order to continue operations until the Transaction was consummated.  He indicated to the Special Committee members that he would submit a revised proposal providing for a loan to be made by Messrs. Turek and Duke to the Company.

On July 25, 2008, Messrs. Turek and Duke submitted a revised proposal.  The revised proposal similarly called for the payment by M-Wave International of $500,000 cash to be paid at closing.  Additionally, Messrs. Turek and Duke agreed to fund the Company with an additional $500,000 for working capital needs, in order to enable the existing business to sustain normal levels of operations, until such time as the transaction could be voted upon by the shareholders.  This promissory note would be assumed by Messrs. Turek and Duke at closing.  These funds would be delivered within 45 days after execution of a definitive agreement and the Company would pay interest at a rate of 12% per annum.    The revised terms were not specifically requested by the Special Committee, but rather offered by Messrs Turek and Duke, who deemed the revised offer necessary to preserve the value of the business they intended to purchase until the transaction could be consummated.

Shortly prior to July 25, 2008, B. Riley advised the Special Committee that it was prepared to opine that May 22, 2008 proposal was fair, from a financial point of view, to M-Wave.  On the morning of July 25, 2008, B. Riley was informed that the May 22, 2008 proposal would be amended such that in lieu of the delivery of Mr. Turek’s 344,750 common shares and 50,000 outstanding options and Mr. Duke’s 25,000 outstanding options at closing, Messrs. Turek and Duke were willing to provide an advance of $500,000 to be used for working capital until the closing of the Transaction, and would assume the promissory note evidencing same at the closing.  B. Riley indicated that for the purposes of its opinion, the amended consideration was not materially less than the prior proposal, and that it would be able to render its opinion based on the Market Test Analysis, Discounted Cash-Flow Analysis, and Comparable Company Analysis previously calculated based on the May 22, 2008 proposal.  B. Riley did not complete a new analysis based on the revised terms.

From July 25, 2008 until September 6, 2008, the parties negotiated a definitive agreement based upon the July 25, 2008 amended proposal. The revised terms of the sale was approved by the Board of Directors on September 6, 2008, such deliberations and vote presided over by the members of the Special Committee and with Mr. Turek abstaining from the deliberations and vote.

On October 27, 2008, the Board of Directors voted unanimously (with Mr. Turek abstaining) to extend the deadline for M-Wave International to provide the $500,000 loan from October 21, 2008, until December 1, 2008.  Messrs. Turek and Duke indicated they had not been able to secure financing for the $500,000 note.  Messrs. Turek and Duke subsequently indicated they had procured financing, and will deliver the funds on or prior to December 1, 2008.

Reasons for the Transaction

The Company has, as a publicly reporting entity, been losing approximately $30,000 per month throughout the calendar year 2008.  As such, the Board of M-Wave believes it could not continue to operate without an infusion of capital. The availability of capital has been generally constrained in the presence of continuing losses.

In reaching its determination to proceed with the Transaction, and to recommend to our stockholders the approval of the Asset Purchase Agreement, the M-Wave Board of Directors consulted with management, as well as financial and legal advisors, and considered various material factors, which are discussed below. M-Wave’s Board of Directors did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual directors may have given different weight to different considerations. M-Wave’s Board of Directors considered these factors as a whole, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. Among the material factors considered by M-Wave’s Board of Directors were the following:

•	strategic alternatives, including continuing to operate M-Wave’s existing business in a highly competitive environment;

•	the financial terms of the Transaction;

•	despite the efforts of M-Wave and B. Riley to market the existing business to third parties, there was no competing interest to purchase the existing business; and

•	the valuation opinion of B. Riley & Co., financial advisor to M-Wave.

M-Wave’s Board of Directors also considered a number of disadvantages or risks relating to the Transaction, including the risk that the proposed Transaction would not be consummated. M-Wave’s Board of Directors believes that these risks were outweighed by the potential benefits to be realized from the proposed Transaction.

The foregoing discussion of the information and factors considered by M-Wave’s Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by M-Wave’s Board of Directors in approving the proposed Transaction. For a discussion of the interests of M-Wave’s management and Board of Directors in the proposed Merger Transaction, see “Interests of Certain Persons in the Transaction” below. M-Wave’s Board of Directors recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Transaction to M-Wave’s stockholders.

Consideration/Use of Proceeds

As consideration for the Transaction, M-Wave International agreed to loan the sum of $500,000 to M-Wave forty-five (45) days after the signing of the Asset Purchase Agreement.  On October 27, 2008, the Board of Directors (with Mr. Turek abstaining) agreed to extend this deadline until December 1, 2008.  The funds are to be used for working capital in the ordinary course of business.  The advance is evidenced by (1) a promissory note given by M-Wave in favor of M-Wave International; and (2) security interest granted to M-Wave International in substantially all of the assets of M-Wave.  Upon the completion of the Transaction, M-Wave International will assume M-Wave’s obligations under the promissory note and security agreement.  In addition, at closing, M-Wave International will pay to M-Wave  $500,000 cash.

We anticipate using the $500,000 loan for working capital in the ordinary course of business. We believe most of the proceeds of the loan will be exhausted by the closing of the Transaction. The additional cash payment of $500,000 will be used to cover potential expenses in a future business combination, for the settlement of the retained liabilities in the amount of approximately $425,000.  Upon the settlement of our liabilities, we anticipate there will be approximately $75,000 in remaining proceeds. In order to consummate a future business transaction, we may need to raise additional funds, although there can be no assurances that such funds will be available on favorable terms, if at all.

Interest on the promissory note is payable monthly, in arrears, at 12% per annum from the time the funds are provided until the closing of the transaction. In the event the Transaction does not close by December 31, 2008, the principal and accrued interest will be become due and payable immediately.  If the Transaction does not close by December 31, 2008, we will attempt to renegotiate the maturity of the promissory note or, in the alternative, raise the capital necessary to pay the amounts owed under the promissory note.  In the event we are unable to renegotiate or make payment upon the promissory note, M-Wave International will be entitled to foreclose on the granted security interest.

Representations and Warranties

Under the terms of the Asset Purchase Agreement, M-Wave made certain customary representations and warranties to M-Wave International, including representations and warranties related to:

•	Its valid corporate existence, authorization and organization;

•	the consents required in connection with the consummation of the asset purchase;

•	the absence of any violation of any law or contract provision or potential acceleration of any indebtedness of M-Wave; and

•	the absence of M-Wave’s use of a broker in connection with the asset purchase other than B. Riley & Co.

Under the terms of the Asset Purchase Agreement, M-Wave International has made certain customary representations and warranties to M-Wave, including representations and warranties related to:

•	its valid corporate existence, authorization and organization,

•	the absence of conflicts to consummate the asset purchase,

•	the consents which must be obtained to consummate the asset purchase,

•	the absence of its use of a broker,

•	acknowledgement of M-Wave’s intent to change its ticker symbol after the consummation of the asset purchase; and

•	acknowledgement that the assets are being transferred “as is” with no additional warranties.

Covenants

Under the terms of the Asset Purchase Agreement, M-Wave and M-Wave International have agreed to customary covenants, including the following:

•	M-Wave and M-Wave International will take all action required to fulfill their respective obligation and will use commercially reasonable efforts to facilitate the consummation of the Transaction;

•
M-Wave and M-Wave International will each use commercially reasonable efforts to obtain all required consents and approvals and make all filings, applications, or reports required to consummate the Transaction;

•
M-Wave will hold a stockholder’s meeting for the purpose of obtaining approval and adoption of the Asset Purchase Agreement, unless such stockholder meeting would be deemed inconsistent with the fiduciary duties of the Board of Directors of M-Wave;

•
M-Wave shall terminate the employment or engagement of M-Wave’s employees and M-Wave International shall offer an employment or consulting arrangement to all such employees, other than Jim Mayer and Jeff Figlewicz;

•	M-Wave will purchase a six (6) year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage; and

•
Until the Closing, without the consent of M-Wave International, M-Wave shall operate the business substantially as previously operated.  All disbursements in excess of $5,000 shall require the consent of Turek or Duke.

Indemnification Provisions

Under the terms of the Asset Purchase Agreement, M-Wave International has agreed to indemnify M-Wave, its affiliates and their respective officers, directors and other representatives, from and against any and all damages incurred or suffered by any of them, arising, directly or indirectly, from or in connection with any liability assumed by M-Wave International.

M-Wave has agreed to indemnify M-Wave International, its affiliates and their respective officers, directors and other representatives, from and against any and all damages incurred or suffered by any of them, arising, directly or indirectly, from or in connection with any liability retained by M-Wave.

Conditions to Completion of the Transaction

The parties’ obligations to consummate the Transaction are subject to the prior satisfaction, or waiver by the requiring party, of the conditions set forth below:

•	the representations and warranties of M-Wave and M-Wave International in the Asset Purchase Agreement must be true and correct as of the closing date of the Transaction;

•	M-Wave and M-Wave International shall have performed and complied with all of their respective covenants, obligations and agreements contained in the Asset Purchase Agreement;

•	M-Wave International shall have received evidence that M-Wave has obtained all consents and approvals required for the consummation of the Transaction;

•	M-Wave and M-Wave International shall have received all of the agreements and documents required to be delivered by the other party at closing;

•
there shall not be any action or proceeding by any governmental authority or other person restraining or prohibiting the consummation of the asset purchase or the integration of operations expected to occur after closing;

•	There shall have been no material adverse change in the business of M-Wave, and such business shall have been operated in its ordinary course;

•	M-Wave International shall have obtained a binding lending agreement to fulfill its obligations to complete the Transaction, including sufficient working capital to operate the purchased business;

•	Turek and Duke shall resign from M-Wave;

•	M-Wave shall amend its Certificate of Incorporation to change its name to a name not confusingly similar to the name M-Wave; and

•	M-Wave stockholder approval of the Transaction shall have been obtained.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated at any time prior to the closing (whether before or after stockholder approval) upon any of the following circumstances:

•	by mutual written consent of M-Wave and M-Wave International;

•
by M-Wave or M-Wave International if the closing of the asset purchase does not occur by December 31, 2008, other than as a result of a failure by the party proposing to terminate the Asset Purchase Agreement to perform any of its obligations;

•
by M-Wave or M-Wave International if any court of competent jurisdiction, or other governmental authority shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the transaction described in the Asset Purchase Agreement;

•	by M-Wave or M-Wave International if M-Wave stockholder approval shall not have been obtained at a stockholder meeting;

•	by M-Wave if M-Wave International fails to timely cure a material breach of any of its representations, warranties, covenants or agreements contained within the Asset Purchase Agreement;

•
by M-Wave (without the participation of Mr. turek) if, prior to obtaining stockholder approval, either (i) it receives a proposal or offer relating to the direct or indirect acquisition or purchase of all or substantially all of the equity securities or consolidated assets of M-Wave and its subsidiaries, which the Board of Directors of M-Wave deems a superior proposal, or; (ii) the Board of Directors of M-Wave determines, after consultation with outside counsel, that failure to terminate the Asset Purchase Agreement would be inconsistent with its fiduciary duties; provided that M-Wave pays a termination fee to M-Wave International;

•	by M-Wave International if M-Wave fails to timely cure a material breach of any of its representations, warranties, covenants or agreements contained within the Asset Purchase Agreement;

•
by M-Wave International if the employment of Joseph A. Turek or Robert Duke is terminated prior to the closing date of the Transaction without cause; provided, however, that Mr. Turek will not participate in any decision to terminate either his or Mr. Duke’s employment.

Effect of Termination

If the Asset Purchase Agreement is properly terminated, all obligations of the parties thereto shall terminate, except for the payment of the termination fee by M-Wave to M-Wave International in the amount of $25,000 in the event of termination for certain specified reasons as described in “Termination of the Asset Purchase Agreement” above, provided, however, that neither party will be relieved of liability for a willful or knowing breach of the Asset Purchase Agreement.

Go Shop Provisions

The Asset Purchase Agreement provides that for a period of fifty-one (51) days following the date of the Asset Purchase Agreement, M-Wave shall have the right to: (i) initiate, solicit, facilitate and encourage other proposals or offers relating to the direct or indirect acquisition or purchase of all or substantially all of the equity securities or consolidated assets of M-Wave and its subsidiaries, including by way of providing access to non-public information to any other persons and (ii) enter into and maintain or continue discussions or negotiations with respect to other proposals or offers relating to the direct or indirect acquisition or purchase of all or substantially all of the equity securities or consolidated assets of M-Wave and its subsidiaries, or otherwise cooperate with or assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations relating thereto.

Closing of the Transaction

Following the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the Transaction, the closing of the Transaction will take place on or before December 31, 2008, unless extended to a later date in accordance with the terms of the Asset Purchase Agreement.

Opinion of M-Wave’s Financial Advisor

Fairness Opinion

The following description of the opinion of B. Riley & Company (“B. Riley”) is qualified in its entirety by reference to the full text of the opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, as such opinion is set forth in Annex II. M-Wave stockholders are urged to read the opinion carefully and in its entirety.

B. Riley provided to the Special Committee of the Board of Directors of M-Wave its written opinion on July 25, 2008 that, as of that date, based upon and subject to the various factors and assumptions set forth in the opinion, the consideration to be received for the Acquired Assets and Assumed Obligations (as defined in the opinion) of its existing business, pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to M-Wave.

The full text of the opinion of B. Riley, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Annex II to this Proxy Statement and is incorporated herein by reference. Stockholders are urged to read the opinion carefully and in its entirety. The summary of the opinion of B. Riley set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion.  B. Riley ’s opinion is directed only to the fairness of the consideration to be received, from a financial point of view to the stockholders of M-Wave and does not address M-Wave’s underlying business decision to proceed with or effect the Transaction or the structure thereof, the relative merits of the Transaction compared to any alternative business strategy or transaction in which M-Wave might engage, and does not imply or constitute a recommendation to M-Wave stockholders as to how to vote with respect to the proposed Transaction or to any action a stockholder should take with respect to the proposed Transaction.

In rendering its opinion, among other things, B. Riley:

(i)	reviewed the Letter of Intent (“LOI”) submitted by M-Wave dated May 22, 2008 and the amended LOI dated July 25, 2008;

(ii)
reviewed the Prior Agreement dated June 20, 2007, which, for purposes of the opinion, B. Riley assumed, with M-Wave’s permission, would  be identical in all material respects to the Asset Purchase Agreement;

(iii)	reviewed certain financial and other information about M-Wave that was publicly available;

(iv)	reviewed information about the Acquired Assets furnished by M-Wave’s management including certain internal financial analyses, financial planning data, reports and other information;

(v)	held discussions with various members of senior management of M-Wave concerning historical and current operations, financial conditions and prospects, including recent financial performance;

(vi)	reviewed the recent share trading price history of M-Wave common stock;

(vii)	reviewed the valuations of publicly traded companies that B. Riley deemed comparable in certain respects to M-Wave;

(viii)	solicited interest in the Acquired Assets from certain competing strategic and financial acquirers; and

(ix)	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate in rendering the opinion.

For purposes of its opinion, B. Riley relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by M-Wave or otherwise made available to it, and did not assume responsibility for the independent verification of that information. B. Riley relied upon the assurances of the management of M-Wave that the information provided to it was prepared on a reasonable basis in accordance with industry practice, that the financial planning data and other business outlook information reflects the best currently available estimates and judgment of M-Wave, that no material changes occurred in the information reviewed between the date the information was provided and the date of the opinion, and that M-Wave was not aware of any information or facts that would make the information provided to B. Riley incomplete or misleading. B. Riley expressed no opinion as to such financial planning data or the assumptions on which it is based.

The following is a brief summary of the material financial analyses performed by B. Riley in connection with its oral opinion and the preparation of its written opinion dated July 25, 2008. Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by B. Riley, the tables must be read together with the text of each summary. Considering the summary data and tables alone could create a misleading or incomplete view of B. Riley’s financial analyses.

Summary of Proposal

B. Riley reviewed the financial terms of the Contemplated Transaction. Pursuant to the Purchase Agreement, M-Wave International will acquire the Acquired Assets and assume the Assumed Obligations of M-Wave’s existing business from M-Wave in exchange for the consideration value of (i) $500,000 in cash, and (ii) $500,000 in working capital financing collateralized by a first lien on all of M-Wave’s assets.  Indetermining whether or not the consideration offered by M-Wave International was fair, B. Riley performed the following analyses: 1) Market Test Analysis; 2) Discounted Cash Flow Analysis; and 3) Comparable Public Company Analysis.

Market Test Analysis

At the request of the Special Committee of the Board of Directors, B. Riley conducted a market test for M-Wave’s existing business by soliciting competing interest from various potential strategic and financial acquirers beginning in early May of 2008 through mid-July 2008.

Prior to conducting this market test, B. Riley noted that M-Wave did not receive any unsolicited indications of interest for its existing business subsequent to the public disclosure of having received a non-binding letter of intent from Joseph A. Turek, its Chairman and CEO and Robert Duke, president of its Electro-Mechanical Group division, to purchase M-Wave’s existing business through its 8-K filing with the SEC as of March 22, 2007.

B. Riley approached potential acquirers in 3 categories: 1) strategic buyers – buyers who operating the same or similar business to M-Wave, possessing strong industry knowledge seeking potential operational and strategic synergies; 2) financial buyers – firms actively engaged in acquisitions of middle market companies, primarily in the Midwest; and 3) strategic intermediaries – agents for Chinese companies who might view M-Wave’s business complementary to their existing business, and or those seeking a pathway to becoming a public entity by way of a merger with an existing public entity.

B. Riley identified eight (8) potential strategic investors, four (4) potential financial investors, and four (4)  potential strategic intermediaries.   The list of strategic investors consisted largely of companies that are industry participants; the list of financial investors consisted of largely of private equity firms headquartered in the Midwest; and the list of strategic intermediaries consisted primarily independent investment banks that actively engage in merger and acquisition activities, including reverse mergers of public companies.  Prior to conducting this market test, M-Wave did not receive any unsolicited indications of interest for its existing business not did it receive any unsolicited competing bids subsequent to having received a non-binding letter of intent from Joseph A. Turek and Robert Duke.

Of the eight (8) strategic buyers, only three (3) provided any indications of interest.  In each of these three (3) cases, however, the strategic buyer clearly viewed the value of the business itself as secondary relative to the relationships of management with customers and manufacturers.  None put forth proposals after evaluating the situation.  B. Riley also approached four (4) financial buyers which are actively engaged in acquiring middle-market companies, primarily in the Midwest and which might have a strategic fit with an existing portfolio company. Of the four (4) contacted, three (3) responded with no interest, in part due to the service nature of the Company.  The fourth did not respond to the solicitation.  Finally, B. Riley approached four (4) agents for Chinese companies, which have extensive exposure to potential merger candidates.  There has been no interest expressed by them to date.

Discounted Cash-Flow Analysis

B. Riley performed two separate discounted cash-flow analyses of M-Wave’s existing business under the following scenarios:: Scenario 1 – M-Wave’ existing business operated as a public company; and Scenario 2 – M-Wave’ existing business operated at a private company.  Under Scenario 1, it was determined that the existing business generates negative net-fee cash flow over the forecast period and into the foreseeable future and as such, has no market value as a going concern.  Under Scenario 2, with the exclusion of public company-related expenses and the elimination of salaries related to Jim Mayer, former CEO and Jeff Figlewicz, acting CFO, it was determined that the existing business generates positive net-free cash flow over the forecast period and into the foreseeable future.

Given that the Company’s operations are expected to grow at a stabilized growth rate into perpetuity, B. Riley utilized a single period discounted cash flow model, wherein the Company’s forecasted net-free cash flow was capitalized using a growth adjusted discount rate to arrive at a conclusion of fair market value. The analysis forecast 6 quarterly periods beginning June 2008 though December 31, 2009.  B. Riley based its working capital and capital expenditure assumptions on historical results, adjusted for the exclusion of public company costs and other items.  B. Riley used a range of discount rates from 15% to 25% and a range of terminal growth rates into perpetuity ranging from 2.0% to 4.0%. The  discount rate reflects weighted average cost of capital (WACC), which takes into account both the after tax cost of debt and the cost of equity, and takes into account various premia for market and company-specific risk. Such company-specific risks include heavy customer concentration and shifting revenue mix.  The terminal growth rate was then subtracted from the discount rate to arrive and the adjusted discount rate. The analysis yielded an implied enterprise value (i.e. the market value of equity plus market value of all interest bearing debt, less cash) range of $490,000 to $821,000 with a mid point of $614,0000. The results of this analysis can be compared to the implied consideration value of $1.0 million.

Private Company Scenario

Range of Equity Values ($000s)
Discount Rate	Terminal Growth Rate
	2.0%	3.0%	4.0%
15.0%	$808	$815	$821
20.0%	$609	$614	$618
25.0%	$490	$493	$496

Comparable Company Analysis

B. Riley compared and analyzed the implied transaction multiples of the Contemplated Transaction with the trading multiples five selected publicly traded companies in the printed circuit board manufacturing industry that B. Riley believed were reasonably comparable.  The selected companies are as follows:

-	Smart Modular Tech
-	SigmaTron International Inc.
-	Eltek Ltd.
-	Highway Holdings Ltd.
-	Probe Manufacturing

In examining these comparable companies, B. Riley calculated the Enterprise Value (“EV”) of each company (i.e., the market value of common equity, plus total interest bearing debt and liquidation value of outstanding preferred stock less cash and equivalents) as a multiple of its latest twelve-month (“LTM”) earnings before interest and taxes plus depreciation and amortization (“EBITDA”) and the market value of common equity to book value (“Price/Book ratio”). All projected data were obtained through publicly available sources.  The share prices used in calculating the market values of common equity were based on closing prices as of July 25, 2008.

Based on an analysis of the selected companies, B. Riley developed a range of multiples based on the high, low and adjusted mean of the selected companies. The adjusted mean of the observed range represents the mean average of the range excluding the high and low observations of each data set. The developed ranges of multiples were applied to the relevant operating data of the existing business under the private company scenario to arrive at indications of value. Given that LTM EBITDA for the existing business is negative, B. Riley relied on the existing business’ forecasted 2008 EBITDA, adjusted for public company related expenses and other non-recurring expenses.  In applying the price/book ratio, B. Riley calculated the net book value of the existing business based upon the estimated Acquired Assets and Assumed of Obligations as of May 31, 2008. The analysis yielded the following results:

	Indicated Multiple Range (1)
Valuation Metric	Low		Mean		High
EV/EBITDA ratio	-3.6	x	5.3	x	16.1	x
Price/Book ratio	.50	x	.75	x	1.0	x

			EV/EBITDA	(1)	Price/Book	(2)
Implied Transaction Multiples			4.2	x	0.38	x

(1) Based on M-wave’s estimated fiscal 2008 financial forecast, excluding public company related expenses and other adjustments.
(2) Reflects net book value of estimated Acquired Assets and Assumed Liabilities, as of May 31, 2008.

B. Riley noted that the implied Price/Book transaction multiple is below the range of observed multiples of the comparable companies.  The fact that the implied transaction multiple is less than the observed range, in this instance, did not alter B. Riley’s overall opinion as to the fairness from a financial point of view, since no company utilized in the comparable company analysis is identical to M-Wave. In evaluating the comparable companies, B. Riley made judgments and assumptions with regard to industry performance, general business, financial condition and prospects of each company.  B. Riley also made judgments as to the relative comparability of such companies and M-Wave and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Mathematical analysis (such as determining the average or median) is not, by itself, a meaningful method of using comparable transaction data.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to a partial analysis or summary description.

The summary of B. Riley’s analyses set forth above does not purport to be a complete description of the presentation by B. Riley to the Special Committee of the Board of Directors of M-Wave.  In arriving at its opinion, B. Riley did not rely on any single analysis or factor described above, assign any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

In its analysis, B. Riley made numerous assumptions with respect to M-Wave’s existing business the proposed sale, industry performance, general business, economic, market and financial conditions and other matters. Accordingly, B. Riley believes that its analyses and the summary set forth above must be considered as a whole, and that considering any portion of such analyses and summary of the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the processes underlying the opinion.

Analyses relating to the fairness of transactions do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. The ranges of valuations resulting from any particular analysis described above should not be taken to be B. Riley ’s view of the actual value of M-Wave’s existing business nor are they indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses.

B. Riley’s opinion was based on the business, economic, market and other conditions, as they existed as of July 25, 2008, and on the forecasts and projections previously provided to B. Riley.  Because this analysis is inherently subject to uncertainty, being based on numerous factors or events beyond M-Wave’s control, B. Riley assumes no responsibility for future results or actual values that are materially different from the forecast or assumptions.

In arriving at its opinion, B. Riley did not perform appraisals or valuations of any specific assets or liabilities of M-Wave’s existing business, including the Acquired Assets and Assumed Obligations, and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, B. Riley undertook no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which M-Wave is a party or may be subject and B. Riley 's opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. B. Riley made no physical inspection of the assets of M-Wave’s existing business, including the Acquired Assets and Assumed Obligations. B. Riley analyzed M-Wave’s existing business as a going concern and, accordingly, expressed no opinion as to liquidation value.

This opinion is furnished solely for the benefit of the Special Committee of the Board of Directors of M-Wave and may not otherwise be reproduced, except that the opinion may be included in its entirety in any filing made by M-Wave, with respect to the Contemplated Transaction, with the Securities and Exchange Commission, including proxy statements to be provided to M-Wave’s stockholders.

Pursuant to a letter agreement dated as of May 29, 2008, M-Wave has agreed to pay B. Riley a fee for its services referred to above including rendering its opinion, and has agreed to reimburse B. Riley for its reasonable expenses incurred in connection with its engagement by M-Wave upon delivery of B. Riley’s written opinion.  M-Wave has also agreed to indemnify B. Riley and its directors, officers, agents, employees, affiliates, and controlling persons against any losses, claims, or liabilities to which B. Riley becomes subject in connection with its rendering of services, except those that arise from B. Riley ’s bad faith or gross negligence.

Whether or not the transaction is consummated, M-Wave has agreed to pay the reasonable out-of-pocket expenses of B. Riley and to indemnify B. Riley against liabilities incurred.   To date, we have paid B. Riley $50,000 upon delivery of the opinion and do not anticipate that B. Riley will incur any additional expenses.  We are not required to pay B. Riley any additional fees that are contingent upon the closing of the Transaction.

Nature of Our Business Following the Transaction

Assuming the Transaction receives all necessary approvals, M-Wave shall be a shell corporation following the transaction and shall look to acquire one or more operating businesses.  The members of our board of directors following the transaction will continue to operate the Company.  Whoever is elected to as directors at meeting will run the day to day operations of M-Wave post-Transaction.  If there are no other slates of directors opposing that of Messrs. Nelson and Calaldo, these individuals will run our operations.  The intention is for Mr. Cataldo to become Chairman and oversee day to day operations of the shell.  It is also expected that Mr. Nelson will continue to serve on the Board. Messrs. Turek, Norem, and Castagna will resign upon the closing of the Transaction, with replacements to be addressed by the remaining Directors.

Interests of Certain Persons in the Transaction

M-Wave International is controlled by Joseph A. Turek, who is our President and Chief Operating Officer, and Robert Duke, who is the President of our EMG Division. The Asset Purchase Agreement provides for M-Wave to purchase a six (6) year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage for the benefit of M-Wave’s directors and officers, including Mr. Turek and Mr. Duke. As indicated above, the total liability under this insurance coverage is expected to be approximately $125,000.  We intend to use a portion of the proceeds of the Asset Sale to pay for such premiums.

There are no material relationships, arrangements or understandings between Mr. Cataldo and the Company’s officers and directors in regards to his nomination or appointment and for the purposes for which he was appointed and nominated (i.e. any post –transaction business combination), including with respect to his appointment as Chairman of the Board on November 19, 2008.

Certain United States Federal Income Tax Consequences of the Transaction

The following are certain United States federal income tax consequences in connection with the Transaction. This summary is based upon the provisions of the Internal Revenue Code the (“Code”), applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of the Joint Proxy Statement/Prospectus and all of which are subject to change, possibly on a retroactive basis.

Holders of M-Wave’s common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will not recognize any gain or loss due to the Transaction. The sale of assets by M-Wave pursuant to the Asset Purchase Agreement will be a taxable transaction for United States federal income tax and state tax purposes with respect to M-Wave as discussed in this proxy statement.  We believe that any gain will be offset by M-Wave’s net operating loss, and thus the proceeds from this offering will not be used to satisfy any tax liability incurred thereby.

Regulatory Approvals

No regulatory approvals are required for this transaction.

Appraisal and Dissenters’ Rights

Under Delaware corporate law and M-Wave’s charter, M-Wave stockholders will not be entitled to dissenters’ rights of appraisal as a result of the Transaction.

Stockholder Vote Required

Approval of the sale of substantially all of the assets related to our existing business will require the affirmative vote of the holders of a majority of M-Wave’s outstanding common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS RELATED TO OUR EXISTING BUSINESS PURSUANT TO THE ASSET PURCHASE AGREEMENT.

PROPOSAL 2
ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, each of whose members serve for a staggered three (3) year term.  The Board is comprised of two Class I Directors, Bruce K. Nelson and Anthony J. Cataldo, one Class II Director, Joseph A. Turek, and two Class III Directors, Glenn A. Norem and Gary L. Castagna.

The Board of Directors has nominated Bruce K. Nelson to stand for reelection and Anthony J. Cataldo to stand for election as Class I Directors for a term ending upon the election of directors at the 2011 annual meeting of stockholders.

The current Class II Directors are not up for election this year and have terms ending upon the election of directors at the 2009 annual meeting of stockholders.  The current Class III Director is not up for election this year and has a term ending upon the election of directors at the 2010 annual meeting of stockholders.  Unless a stockholder WITHHOLDS AUTHORITY, a properly signed and dated proxy will be voted "FOR" the election of the persons named below, unless the proxy contains contrary instructions.  Management has no reason to believe that the nominee will not be a candidate or will be unable to serve as a director.  However, in the event a nominee is not a candidate or is unable or unwilling to serve as a director at the time of the election, unless the stockholder withholds authority from voting, the proxies will be voted "FOR" any nominee who shall be designated by the present Board of Directors to fill such vacancy.

Nominee for Election at the 2008 Annual Meeting

The names of the board of directors’ nominee, his age as of August 30, 2008, and certain biographical information about the nominee is set forth below.

Name	Age	Position with Company	Director Since

Bruce K. Nelson	54	Director	2005
Anthony J. Cataldo	57	Director	2008

Class I  Directors

BRUCE K. NELSON, 54, has been a director of the Company since 2005.  Mr. Nelson is the Chief Financial Officer of Global Clean Energy Holdings, Inc., a publicly traded biofuels feedstock development and operations company. Mr. Nelson previously served as Chief Financial Officer of US Modular in 2007, a memory and computer storage company.  Prior to joining US Modular, Mr. Nelson served as Chief Financial Officer of  netGuru, Inc., a provider of engineering software and IT solutions for more than 19,000 clients worldwide from 2002 to 2007.  Prior to joining netGuru, Mr. Nelson served as Chief Operating Officer of Irvine-based Millennium Information Technologies, Inc. from 1997 to 2002. Mr. Nelson holds a B.S. in Finance from University of Southern California and an MBA from Bryant University in Smithfield, Rhode Island.

ANTHONY J. CATALDO, 57, was appointed to the board of directors on September 6, 2008, and elected Chairman of the Board on November 19, 2008. Mr. Cataldo has been a private investor since April 2008.  He served as Chief Executive Officer and Chairman of VOIP, Inc.  (VOIC.PK), an emerging global provider of advanced communications services utilizing Voice over Internet Protocol ("VoIP") technology, from September 2006 through April 2008. Since January 2008 Mr. Cataldo also has served on the board of directors of Family Room Entertainment (OTC BB:FMYR). Mr. Cataldo served as non-executive chairman of the board of directors of BrandPartners Group, Inc. (OTC BB:BPTR) a provider of integrated products and services dedicated to providing financial services and traditional retail clients with turn-key environmental solutions. From October 2003 through August 2006, Mr. Cataldo also served as non-executive co-chairman of the board of MultiCell Technologies, Inc. (OTC BB: MUCL) a supplier of functional, non-tumorigenic immortalized human hepatocytes from February 2005 through July 2006. Mr. Cataldo has also served as executive chairman of Calypte Biomedical Corporation (AMEX: HIV), a publicly traded biotechnology company, involved in development and sale of urine based HIV-1 screening test from May 2002 through November 2004.

Directors Continuing in Office until 2009 Annual Meeting

Class II Directors

JOSEPH A. TUREK, 50, is the founder of the Company and has served as a director of the Company since 1988.  Mr. Turek served as President of the Company from 1988 to February 1997, as Chairman from 1993 to September 2004, and as Chief Executive Officer from 1993 to July 2004.  Mr. Turek served for more than five years in various positions at West-Tronics, Inc., a manufacturer of low-frequency circuit boards and a contract assembler of electronic products, with his last position as President in 1987 and 1988.  West-Tronics entered into an assignment for the benefit of creditors in December 1988 pursuant to which the Company purchased the assets and assumed certain liabilities of West-Tronics, Inc.  Mr. Turek received a B.S.E.E. degree from the University of Notre Dame and an M.B.A. degree from Northwestern University.

Directors Continuing in Office until 2010 Annual Meeting

Class III Director

GARY L. CASTAGNA, 47, has been a director of the Company since January 2001.  Mr. Castagna presently serves as Senior Vice President and President of Global Minerals of AMCOL International Corporation, a company that is engaged in the materials and environmental industries.  Previously Mr. Castagna served as Chief Financial Officer and Treasurer for AMCOL from February 2001 to May 2008.  He was a consultant to the company from June 2000 to February 2001 and Vice President of Chemdal International Corporation, a former subsidiary of AMCOL, from August 1997 to May 2000.  Mr. Castagna received his bachelor's degree in accounting and finance from the University of Michigan, Ann Arbor. He has also completed graduate courses at University of Michigan, and is a certified public accountant.

GLENN A. NOREM, 55, has been a director of the Company since 2005.  Mr. Norem presently serves as a Managing Partner of LoneStar CAPCO Fund, LLC, a Texas certified capital company, since its formation in March 2005. The LoneStar CAPCO Fund secures debt and equity investments in early-stage companies located in Texas.

Mr. Norem also has served as the Chairman & CEO of eeParts, Inc. since founding the company in April 1999. eeParts is a leading supply-chain software, systems and services provider for the electronic component spot market. eeParts serves customers worldwide from its bases of operations in the United States and China. Mr. Norem holds a BS degree in Electrical Sciences & Systems Engineering from Southern Illinois University and an MBA from the University of Chicago’s Graduate School of Business.

Vote Required

Provided  that a quorum of  stockholders  is  present  at the  meeting  in person,  or is represented by proxy, and is entitled to vote thereon,  Directors will be  elected  by a  plurality  of the  votes  cast at the  meeting.  For the purposes of election of directors, although abstentions will count toward the presence of a quorum,  they will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” Mr. Nelson and “FOR” Mr. Cataldo.  Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees and AGAINST any other nominees.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

The Board of Directors of the Company met five (5) times in 2007.  The Board of Directors also has an Audit Committee and a Compensation Committee.  The Board of Directors does not have a Nominating Committee.  The Audit Committee met four (4) times during 2007 and the Compensation Committee did not hold any meetings during 2007.  The Committees receive their authority and assignments from the Board of Directors and report to the Board of Directors.  No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which he served during the period for which he was a Director.

Messrs. Nelson, Norem, and Castagna are members of the Audit Committee.  Mr. Nelson qualifies as an audit committee financial expert, and he is “independent” as defined in Rule 4200(a)(15) of the NASD’s listing standards.  The Audit Committee recommends the engagement of the Company’s independent auditors and is primarily responsible for approving the services performed by the Company’s independent auditors.  The Committee also reviews and evaluates the Company’s accounting principles and its system of internal accounting controls.  A more detailed description of the function of the Audit Committee may be found in the Audit Committee Charter, which was included as Appendix A to the proxy statement for our 2002 annual meeting.

Messrs. Norem, Nelson, and Castagna are the members of the Compensation Committee.  The Compensation Committee reviews and approves the Company’s executive compensation policy, makes recommendations concerning the Company’s employee benefit policies, and has authority to administer the Plan.

The Board of Directors has not established a Nominating Committee because the full Board of Directors performs such duties.  All Directors participate in the consideration of director nominees.  The Board of Directors will consider all candidates for director that are recommended by stockholders.  Recommendations should be mailed to the Company’s principal offices, 1300 Norwood Ave., Itasca, IL 60143, attention: President, at least 120 days prior to the year’s annual meeting.  Given the evolving restructuring of the Company’s business, a primary factor in the consideration of a candidate for director is knowledge of the Company’s restructuring, industry and business plan.  The Board of Directors gives no special positive or negative consideration to a candidate based on the party that recommended the candidate.  The nominee for election at the Annual Meeting was nominated by the full Board of Directors.

Stockholders who wish to communicate directly with one or more directors may do so by mailing such communications to the Company’s principal offices 1300 Norwood Ave., Itasca, IL 60143, attention: President. The President will then relay all communications to the appropriate director(s).

The Company does not have a policy regarding the attendance of directors at annual meetings of stockholders. All directors who are continuing in office attended the prior year’s annual meeting.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by M-Wave under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with M-Wave’s management. Based on its review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.  The following individuals serve on the Audit Committee: Messrs. Nelson, Norem, and Castagna.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

We believe that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives, attract and retain qualified, skilled and dedicated executives on a long-term basis, reward past performance, and provide incentives for future performance. Our philosophy is to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate and financial objectives, including through equity ownership by management. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with companies in the life sciences industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. Our compensation philosophy with respect to our executive officers currently focuses more on the use of equity-based compensation rather than cash-based compensation.

In setting the level of cash and equity compensation for our executive officers, the Compensation Committee of our board of directors and the independent members of our board consider various factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive’s skill set to the Company, the executive’s expected future contributions to the Company, the percentage of vested versus unvested options held by the executive, the level of the executive’s stock ownership and the Company’s compensation philosophy for all employees. The Compensation Committee and the independent members of the board, who have a broad range of experience relating to executive compensation matters for similarly situated companies, consider as well the compensation levels of other employees of the Company. When establishing each element of an executive officer’s compensation, the Compensation Committee and independent members of the board also take into consideration the executive’s historical cash and equity compensation, level of equity ownership, and total current and potential compensation.

Elements of Executive Compensation

Our compensation structure for executive officers consists of a combination of salary and stock options; because of our egalitarian culture, we do not have programs providing for personal-benefit perquisites to officers. The Compensation Committee makes recommendations with respect to executive officer compensation, to be approved by the independent members of the board of directors.

Base Salary.  Our Compensation Committee reviews base salaries for executive officers on an annual basis, considering recommendations by the Chief Executive Officer for executive officers other than the Chief Executive Officer, and adjusting salaries based on individual and company performance. The Compensation Committee also considers market information and the base salaries and other incentives paid to executive officers of other similarly sized companies within our industry. However, the Compensation Committee does not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies. The Chief Executive Officer is involved in the decisions on base salary adjustments for executives other than the Chief Executive Officer.

Annual Bonus.  Presently we do not have a bonus structure for employees.

Equity-Based Compensation.  Our Compensation Committee administers our stock option plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase our common stock with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price on the date of grant. We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee also considers stock option grants to be an important aspect in compensating and providing incentives to management. Each executive officer is initially granted an option when he or she begins working for us. The amount of the grant is based on his or her position with us, relevant prior experience and market conditions.

We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company; our annual equity grants are made at regularly scheduled board and Compensation Committee meetings.

Other Compensation.  All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life and disability insurance programs.

DIRECTOR COMPENSATION

The following table shows the compensation paid by the Company to the individual who served as the Company’s Chief Executive Officer in 2007 and its three other most highly compensated officers during 2007.  No other executive officer of the Company had a total annual salary and bonus for 2007 that exceeded $100,000.

	SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)

Jim Mayer	2007	$150,000	$0	$0	$0
(Interim CEO)(2)	2006	$170,000	$0	$0	$61,880

Joseph A. Turek	2007	$135,000	$0	$0	$0
(President & COO)(3)	2006	$130,000	$0	$0	$123,759

Robert Duke	2007	$150,000	$0	$0	$0
(President-Sales)	2006	$148,000	$0	$0	$0

Jeff Figlewicz	2007	$120,000	$0	$0	$0
(CFO)(4)	2006	$95,000	$0	$0	$30,940

	SUMMARY COMPENSATION TABLE (continued)

Name and Principal Position	Year	Nonequity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Jim Mayer	2007	$0	$0	$0	$150,000
(Interim CEO)(2)	2006	$0	$0	$0	$231,880

Joseph A. Turek	2007	$0	$0	$0	$135,000
(President & COO)(3)	2006	$0	$0	$0	$253,759

Robert Duke	2007	$0	$0	$0	$150,000
(President-Sales)	2006	$0	$0	$0	$148,000

Jeff Figlewicz	2007	$0	$0	$0	$120,000
(CFO)(4)	2006	$0	$0	$0	$125,940

(1)
Each non-employee director was granted options to purchase 24,194 shares of common stock at an exercise price of $2.72 per share.  The options were valued using the Black-Scholes pricing model under the following assumptions: five year life, volatility of 275.48%, discount rate of 4.5%, and no dividend yield.

(2)	Named Chief Executive Officer on July 28, 2004. Prior to such date, he was a consultant to the Company.

(3)	Also served in the capacity of Chief Executive Officer through July 28, 2004.

(4)	Appointed Chief Financial Officer on August 26, 2006. He was hired on June 5, 2004 as Corporate Controller and Principal Accounting Officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table presents the outstanding equity awards held as of December 31, 2007 by each named executive officer.  All such awards were stock options.

	Number of Securities Underlying Unexercised Options
Name	Exercisable		Unexercisable	Option Exercise Price	Option Expiration Date

Jim Mayer*	25,000	(1)	0	$2.72	2/3/2011
	37,500	(2)	0	$3.96	8/19/2010
	36,000	(3)	0	$2.68	9/1/2008

Joseph A. Turek	50,000	(4)	0	$2.72	2/3/2011

Robert Duke	25,000	(5)	0	$2.20	12/18/2008

Jeff Figlewicz	18,750	(6)	0	$2.72	2/3/2011
	6,250	(7)	0	$4.72	7/2/2009

The vesting dates of the foregoing options are as follows: (1) February 3, 2006 (2) August 19, 2005 (3) September 1, 2003 (4) June 3, 2006 (5) December 18, 2005 (6) June 3, 2006 (7) July 23, 2006.

* Jim Mayer left the Company on April 11, 2008.

Employment Agreements

Each of the foregoing agreements continues thereafter indefinitely, unless terminated by either party by giving notice at least ninety (90) days notice prior to termination.

Mr. Turek entered into an employment agreement with the Company, effective as of July 28, 2004, which provides for his continued employment in his present capacity through December 31, 2006.  Mr. Turek is entitled to the following annual salary under his employment agreement:  Mr. Turek is entitled to an annual rate of $195,000 through April 2005 and $215,000 thereafter. Mr. Turek shall be eligible to receive an annual cash bonus (“Cash Bonus”) with respect to the fiscal year ending December 31, 2005 and the fiscal year ending December 31, 2006 equal to ten percent (10%)  of the amount by which the Company’s Gross Margin (as defined below) for such fiscal year exceeds $4,500,000.  Any cash bonus shall not exceed $200,000 with respect to any fiscal year occurring during the Term.

The Company also agreed to pay Mr. Turek, if the Company’s gross margin for the 2004 fiscal year exceeds $3,726,000, a bonus for the 2004 fiscal year equal to $15,000 multiplied by a fraction, the numerator of which is the Company’s gross margin in such fiscal year and the denominator of which is $3,726,000.  Bonuses in subsequent years will be made at the discretion of the Company’s Board of Directors.  If Mr. Turek’s employment is terminated by either Mr. Turek or the Company within certain periods following a “change of control” of the Company, Mr. Turek is entitled to a lump-sum payment equal to 150% of the then-remaining unpaid salary under the employment agreement and all outstanding stock options shall immediately become fully vested.

Mr. Duke entered into an employment agreement with the Company, effective May 1, 2004 at an annual rate of $150,000 through August 31, 2005 and $165,000 thereafter, and provides for his continued employment in his present capacity through December 31, 2006.

As of December 31, 2005, Messrs. Mayer, Turek, and Duke, agreed to voluntarily reduce compensation levels to $150,000, $135,000, and $150,000 respectively in an effort to assist the Company’s financial performance.  The contracts of Messrs. Turek and Duke were not renewed by the Board of Directors and expired on December 31, 2006, after being given the required 90 day notice.  However, each individual remains employed on an “at will” basis at their agreed upon rates as of December 31, 2006 on a month to month basis.

Director Compensation

On March 27, 2006, the Board of Directors unanimously approved a formal compensation package for non-executive directors.   Provisions of the compensation package include the following for each independent director; a $10,000 quarterly retainer for service on the Board, fees for meeting participation, $500 for telephonic meetings and $1,500 for in person meetings, quarterly payments to non-executive Chairmen of the Audit Committee of $5,000, and Compensation committee of $1,500, and quarterly payments to non-executive members Audit committee of $1,500.  Additional monthly compensation was also approved to the Chairman and non-executive members of the Special Committee, $12,000 for the Chairman and $8,000 for non-executive members for service during the existence of the Special Committee.

Each person who is a non-executive and independent member of the Board on the first business day of each calendar year is automatically granted options to purchase $60,000 worth of shares of M-Wave common stock at Fair Market Value on the first business day of each year. The options shall have an exercise price equal to 110% of the closing price on the first business day of each year and are fully vested upon issuance and have a life of five years.

A person who becomes a non-executive and independent member of the Board after the first business day of each calendar year is automatically granted options to purchase $60,000 worth of shares of M-Wave common stock at Fair Market Value upon the date of the grant.  The options shall have an exercise price equal to 110% of the closing price on the business day before the date of the grant and are fully vested upon issuance.

Due to lack of availability of shares in the plan, the Directors’ grants for 2007 were partially granted, up to the shares available in the plan.  The Directors received approximately $40,000 of their automatic grants for 2007.

The following table provides information regarding compensation earned by, awarded or paid to each person for serving as a non-employee director during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash	Option Awards ($) (1)	Non-equity Incentive Plan Compensation	All Other Compensation	Total

Gary L. Castagna	$42,250	$30,724	$0	$0	$72,974

Bruce K. Nelson	$56,000	$30,724	$0	$0	$86,724

Glenn A. Norem	$56,500	$30,724	$0	$0	$87,224

(1) Each non-employee director was granted automatic options to purchase 11,592 shares of common stock at an exercise price of $3.41 per share.  The options were valued using the Black-Scholes pricing model under the following assumptions: five year life, volatility of 127.11%, discount rate of 4.67%, and no dividend yield.

Bonus Plan

Although there is no formal written plan, it is the Company’s practice to grant discretionary cash bonuses to the Company’s employees on an annual basis.  The Compensation Committee has the discretion to award performance bonuses.  The Company awarded no bonuses in 2007 to its employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None.

CORPORATE GOVERNANCE

As NASDAQ, which is the primary platform, on which the Company’s shares of common stock are quoted, has no independence requirements, the Company has adopted the independence definitions and requirements of NASD. The discussion below reflects such standards of independence.  Our board of directors has determined that all individuals who served as members of the board in 2007 were, “independent directors” within the meaning of Rule 4200 of The NASDAQ Stock Market. All of the nominees are members of the board standing for reelection as directors.

Committees of the Board of Directors

Our board of directors has appointed an Audit Committee and a Compensation Committee. The board of directors has determined that each director who serves on the audit committee is an “independent,” as that term is defined by applicable listing standards of The NASDAQ Stock Market and rules of the SEC.

Audit Committee and Financial Expert

Bruce Nelson, Gary Castagna, and Glenn Norem serve as members of the Audit Committee. These individuals are all independent directors as defined by Section 10A(m) of the Exchange Act of 1934 and the rules promulgated thereunder, and Mr. Nelson qualifies as a financial expert pursuant to Item 401 of Regulation S-K. The board also appointed Mr. Nelson as Chairman of the Audit Committee.

The Committee operates under a written Charter adopted by the Board of Directors that reflects standards contained in the NASDAQ Manual.  The Audit Committee reviews this Charter annually.  A complete copy of the current Charter was attached to the Proxy Statement for our 2002 annual meeting.

The Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2007.

In general, Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, requires the independent auditors to provide the Committee with additional information regarding the scope and results of the audit, including:

•	the independent auditor’s responsibilities under general accepted auditing standards;

•	the independent auditor’s judgments about the quality of the Company’s accounting principles;

•	the adoption of, or a change in, accounting policies;

•	sensitive accounting estimates;

•	accounting for significant unusual transactions and for controversial or emerging areas;

•	significant audit adjustments;

•	unadjusted audit differences considered to be immaterial;

•	other information in documents containing audited financial statements;

•	total fees for management consulting services and types of services rendered;

•	disagreements with management on financial accounting and reporting matters;

•	major issues discussed with management prior to retention;

•	consultation with other accountants;

•	difficulties encountered in performing the audit; and

•	material errors, fraud and illegal acts.

The Committee has discussed with the independent auditors the matters required to be discussed by this Statement.

In general, Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, requires the independent auditors to communicate, at least annually, with the Committee regarding all relationships between the independent auditors and the Company that, in the professional judgment of the independent auditors, may reasonably be thought to bear on their independence.  The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by this Standard, and the Committee has discussed with the independent auditors the independent auditors’ independence.  When considering the auditors’ independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence and discussed with the auditors any relationships that may impact their objectivity and independence.  The Committee also reviewed, among other things, the amount of fees paid to the auditors for audit and non-audit services in 2007.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007.  We have also recommended to the Board of Directors that McGladrey & Pullen, LLP be selected as the Company’s independent auditors for the fiscal year ended December 31, 2007.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC on Form 3, 4 and 5, respectively.  Executive officers, directors and greater-than-10% beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and 10% owners during or with respect to the year ended December 31, 2007 were met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of August 31, 2008 by (1) each person known to the Company to beneficially own 5% or more of the Company’s common stock, (2) each of the Directors and each executive officer, and (3) all executive officers and directors of the Company as a group.  The number of shares of common stock shown as owned below assumes the exercise of all currently exercisable options held by the applicable person or group, and the percentage shown assumes the exercise of such options and assumes that no options held by others are exercised.  Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their respective names.  For purposes of the following table, each person’s “beneficial ownership” of the Company’s common stock has been determined in accordance with the rules of the Commission.

Name of Beneficial Holder	Number of SharesBeneficially Held	Percentage of SharesBeneficially Owned (8)

M.A.G. Capital, LLC (1)	3,312,643	69.36%
Asset Managers International Limited (10)	198,177	10.93%
Gary L. Castagna (2)	55,536	2.97%
Joseph A. Turek(3)(9)	394,750	21.19%
Bruce Nelson (4)	54,536	2.92%
Glenn Norem (5)	48,286	2.59%
Jeff Figlewicz (6)(9)	25,000	1.36%
Anthony J Cataldo	0	0
All Directors and executive officers as a group (seven persons) (7)

	578,108	26.78%

(1)
The following table depicts the total number of shares that M.A.G. Capital, LLC beneficially owns on behalf of itself and its affiliated funds (Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd.).  David F. Firestone is the managing member of M.A.G. Capital LLC, and as such he has beneficial ownership of shares owned by M.A.G. Capital LLC and its managed investment funds. (Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, and Monarch Pointe Fund, Ltd.) own 100% of M-Wave’s outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Name	Number of Shares of common stock Currently Held	Number of Shares to be Received Upon Conversion of Series A Preferred Stock (*)	Number of Shares to be Received Upon Conversion of Series B Preferred Stock (*)	Number of Shares to be Received Upon Exercise of Warrants (*)	Number of Shares of common stock Beneficially Owned (*)
M.A.G. Capital, LLC	39,464	0	0	0	39,464
Mercator Momentum Fund, LP	59,609	137,117	224,684	195,000	616,410
Mercator Momentum Fund III, LP.	102,213	95,663	1,270,506	175,000	1,643,382
Monarch Pointe Fund, Ltd.	148,429	86,097	708,861	70,000	1,013,387

(*)Each share of Series A Preferred Stock and Series B Preferred Stock may be converted by the holder into that number of shares of common stock as is determined by dividing 100 by $3.92 and $3.16, respectively.  The documentation governing the terms of the Series A Preferred Stock, the Series B Preferred Stock and the warrants contains provisions prohibiting any conversion of the Series A Preferred Stock or the Series B Preferred Stock or exercise of the warrants that would result in M.A.G. Capital, LLC, Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., and their affiliates, collectively beneficially owning more than 9.99% of the outstanding shares of our common stock as determined under Rule 13d-3 of the Securities Exchange Act of 1934.  As a result of these provisions, none of such warrants or preferred stock are currently exercisable.  However, for purposes of clarity, the table above shows the conversion and exercise figures in the columns with an asterisk as if there were no 19.99% limitation in place.

(2)	Includes 55,536 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 31, 2008.

(3)	Includes 344,750 shares owned.

(4)	Includes 54,536 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 31, 2008.

(5)	Includes 48,286 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 31, 2008.

(6)	Includes 25,000 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 31, 2008.

(7)	Includes 297,081 shares that may be acquired upon the exercise of immediately exercisable options, or options exercisable within 60 days of August 31, 2008.

(8)	Based on 1,813,150 shares outstanding on August 31, 2008.

(9)	c/o M-Wave, Inc., 1300 Norwood Ave., Itasca, Illinois 60143.

(10)
Lewis Chester is the managing director of Asset Managers International Ltd. and has voting and dispositive control over securities held by this entity.  Its registered address is One Knightsbridge, London SW1X7XL.

GENERAL

The Management of the Company does not know of any matters, other than those stated in this Proxy Statement, that are to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to stockholders in connection with this solicitation.  Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Stock of the Company held by such persons.  The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them.  In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or facsimile transmission.  The Company does not expect to pay any compensation for the solicitation of proxies.

A copy of the Company's Form 10-KSB for the fiscal year ended December 31, 2007, as filed with the SEC, accompanies this Proxy Statement.  Upon written request, the Company will provide each stockholder being solicited by this Proxy Statement with a free copy of any exhibits and schedules thereto.  All such requests should be directed to M-Wave, Inc., 1300 Norwood Ave., Itasca, Illinois 60143, Attn: Jeffrey Figlewicz, Chief Financial Officer and Secretary.

All properly executed proxies delivered  pursuant to this solicitation and not  revoked  will be  voted  at the  Annual  Meeting  in  accordance  with  the directions  given.  In  voting  by proxy in  regard  to items to be voted  upon, stockholders  may (i) vote in favor of, or FOR, the item,  (ii) vote AGAINST the item or,  (iii)  ABSTAIN from voting on one or more items.  Stockholders should specify their choices on the enclosed proxy.  Proxies  may be  revoked  by stockholders  at any time  prior to the  voting  thereof  by  giving  notice  of revocation  in writing to the Secretary of the Company or by voting in person at the  Annual  Meeting.  If the enclosed proxy is properly signed, dated and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the sale of substantially all of our assets and FOR the election of the Director.  If any other business is presented ate the meeting, the Proxy shall be voted in accordance with the recommendations of the Board of Directors.

Deadline for Submission of Stockholder Proposals for 2009 Annual Meeting of Stockholders

Stockholders may present proposals for inclusion in the Proxy Statement for the 2009 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company July 18, 2009, in accordance with the time schedules set forth in, and otherwise in compliance with, applicable SEC regulations. Proposals submitted not in accordance with such regulations will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2009 Proxy Statement.

Revocability of Proxy

Shares  represented  by valid  proxies  will be voted in  accordance  with instructions  contained  therein,  or, in the absence of such  instructions,  in accordance with the Board of Directors' recommendations.  Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by providing written notice of revocation of the proxy or by submitting a signed proxy bearing a later date. Any written notice of revocation should be sent to the attention of the Secretary of the Company at the address above.  Any stockholder  of the  Company  has the  unconditional  right to revoke his or her proxy at any time prior to the voting  thereof by any action  inconsistent  with the  proxy,  including  notifying  the  Secretary  of the  Company  in  writing, executing a subsequent proxy, or personally  appearing at the Annual Meeting and casting a contrary vote.  However, no such revocation will be effective unless and until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

Method of Counting Votes

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the  instructions set forth on the proxy card. A broker non-vote  occurs  when a broker  holding  shares  registered  in street  name is permitted  to vote,  in the  broker's  discretion,  on routine  matters  without receiving  instructions  from the client,  but is not  permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers,  both the election of directors  and the  ratification  of the  appointment  of  auditors  are routine matters on which a broker has the  discretion  to vote if  instructions  are not received  from the  client in a timely  manner.  Abstentions will be counted as present for purposes of determining a quorum but will not be counted for or against the election of directors or the ratification of independent auditors. As to Item 2, the Proxy confers authority to vote for the two persons listed as a candidate for a position on the Board of Directors even though the block in Item 2 is not marked unless the names of one or more candidates are lined out.  The Proxy will be voted "For" Item 1 unless "Against" or "Abstain" is indicated.  If any other business is presented at the meeting, the Proxy shall be voted in accordance with the recommendations of the Board of Directors.

By order of the Board of Directors

/s/ Joseph A. Turek
Joseph A. Turek
President and Chairman
November__, 2008

PROXY

M-WAVE, INC.
ANNUAL MEETING OF STOCKHOLDERS, _________, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Joseph A. Turek and Jeffrey Figlewicz as proxy holders and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of M-Wave, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of M-Wave, Inc., to be held at 1300 Norwood Ave., Itasca, IL 60143, on ____________, 2008, at 10:00 a.m. local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of M-Wave, Inc. represented by this proxy as follows, with the understanding that if no directions are given below, said shares will be voted  “For” the sale of substantially all of the Company’s assets pursuant to the terms of the Asset Purchase Agreement and “For” the election of the Director nominated by the Board of Directors.

Please Vote, Sign, Date And Return The Proxy Card Promptly
Using The Enclosed Envelope.

(Continued and to be signed on reverse side.)

1.Approve the sale of substantially all of our assets in accordance with the terms of the Asset Purchase Agreement. Election of Directors	For ☐	Against ☐	Abstain ☐	2. Election of Directors Nominees: Bruce K. Nelson Anthony J. Cataldo	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends you vote FOR the above proposals

Dated: ______________________, 2008

Signatures(s)

Your signature to this proxy card should be exactly the same as the name imprinted herein.  Persons signing as executors, administrators, trustees or in similar capacities should so indicate.  For joint accounts, the name of each joint owner must be signed.

- Fold And Detach Here –

Your Vote is Important!

Please Mark, Sign, Date And Mail the Proxy Card Promptly Using The Enclosed Envelope